                                                      Registration No. 333-_____

   As filed with the Securities and Exchange Commission on September 6, 1996

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           PINNACLE BANCSHARES, INC.
               (Exact name of registrant as specified in charter)

           DELAWARE                             6035                     TO BE APPLIED FOR
- -------------------------------     ----------------------------      ----------------------
(State or other jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)        Classification Code No.)        Identification Number)

                               1811 SECOND AVENUE
                          JASPER, ALABAMA  35502-1388
                                 (205) 221-4111
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        EDWARD B. CROSLAND, JR., ESQUIRE
            REINHART, BOERNER, VAN DEUREN, NORRIS & RIESELBACH, P.C.
                         601 PENNSYLVANIA AVENUE, N.W.
                           NORTH BUILDING - SUITE 750
                          WASHINGTON, D.C.  20004-2601
                                 (202) 393-3636
                      (Name, address, including zip code,
                   and telephone number, including area code,
                             of agent for service)

        Approximate date of commencement of proposed sale to the public:
       AS SOON AS PRACTICABLE AFTER RECEIPT OF ALL REGULATORY APPROVALS.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.  /    /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
  TITLE OF EACH                               PROPOSED             PROPOSED
    CLASS OF               AMOUNT              MAXIMUM              MAXIMUM              AMOUNT OF
 SECURITIES TO BE           TO BE           OFFERING PRICE         AGGREGATE           REGISTRATION
   REGISTERED           REGISTERED (1)        PER UNIT (2)      OFFERING PRICE             FEE
- ---------------------------------------------------------------------------------------------------
 Common Stock,            890,324 shares         $17.75            $15,803,251           $5,449.40
 $.01 par value
- ---------------------------------------------------------------------------------------------------

(1) Based on a maximum of approximately 889,824 shares of Pinnacle Bancshares, Inc. common stock to be issued with respect to the same number of sharesof Pinnacle Bank common stock outstanding and 500 shares of Pinnacle Bancshares, Inc. common stock reserved for issuance upon the exercise of stock option
(2) Estimated solely for purposes of determining the registration fee and based, in accordance with Rule 457(f)(1), upon the market value of the outstanding shares of Pinnacle Bank common stock utilizing the average of the high and low prices of such stock reported on the American Stock Exchange on September 3, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           PINNACLE BANCSHARES, INC.
               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
                    PROSPECTUS OF THE ITEMS OF THE FORM S-4


                                                                        HEADINGS IN PROSPECTUS AND
ITEMS OF FORM S-4                                                             PROXY STATEMENT
- -----------------                                                   ---------------------------------
Item 1      Forepart of Registration Statement              --      Facing Page; Cross-Reference Sheet;
            and Outside Front Cover Page of                         Outside Front Cover Page of Prospectus
            Prospectus

Item 2      Inside Front and Outside Back Cover             --      Outside Front Cover Page of Prospectus;
            Pages of Prospectus                                     Outside Back Cover Page of Prospectus

Item 3      Risk Factors, Ratio of Earnings to              --      Summary Information on Proposed
            Fixed Charges and Other Information                     Holding Company Formation; Proposal
                                                                    III -- Proposed Holding Company
                                                                    Formation

Item 4      Terms of the Transaction                        --      Proposal III - Proposed Holding Company
                                                                    Formation

Item 5      Pro Forma Financial Information                 --      Not Applicable

Item 6      Material Contacts with the Company Being        --      Proposal III - Proposed Holding Company
            Acquired                                                Formation

Item 7      Additional Information Required for             --      Not Applicable
                                                                    Reoffering by Persons and Parties
                                                                    Deemed to be Underwriters

Item 8      Interests of Named Experts and Counsel          --      Not Applicable

Item 9      Disclosure of Commission Position on            --      Proposal III - Proposed Holding Company
            Indemnification for Securities Act                      Formation
            Liabilities

Item 10     Information With Respect to S-3                 --      Not Applicable
            Registrants

Item 11     Incorporation of Certain Information            --      Not Applicable
            By Reference

Item 12     Information With Respect to S-2 or S-3          --      Not Applicable
            Registrants

Item 13     Incorporation of Certain Information            --      Not Applicable
            by Reference

                                  (Continued)

Item 14     Information with Respect to Registrants         --      Market and Dividend Information;
            Other Than S-3 or S-2 Registrants                       Proposal III - Proposed Holding Company
                                                                    Formation

Item 15     Information With Respect to S-3                 --      Not Applicable
            Companies

Item 16     Information With Respect to S-2 or              --      Not Applicable
            S-3 Companies

Item 17     Information With Respect to Companies           --      Proposal III - Proposed Holding Company
            Other Than S-2 or S-3 Companies                         Formation

Item 18     Information if Proxies, Consents or
            Authorizations Are to be Solicited

            18(a)(1)                                        --       Introduction

            18(a)(2)                                        --       Voting and Revocation of Proxies

            18(a)(3)                                        --       Proposal III - Proposed Holding
                                                                       Company Formation
            18(a)(4)                                        --       Introduction; Proposal III - Proposed
                                                                       Holding Company Formation;
                                                                       Miscellaneous
            18(a)(5)                                        --       Voting Securities and Principal Holders
                                                                       Thereof; Proposal I - Election of
                                                                       Directors
            18(a)(6)                                        --       Voting and Revocation of Proxies;
                                                                     Proposal I - Election of Directors;
                                                                     Proposal II - Ratification of Appointment
                                                                     of Independent Auditors; Proposal III -
                                                                     Proposed Holding Company Formation;
                                                                     Proposal IV - Approval of the Pinnacle
                                                                     Bank 1996 Stock Option and Incentive
                                                                     Plan; Proposal V - Adjournment of
                                                                     Meeting
            18(a)(7)                                        --       Proposal I - Election of Directors;
                                                                     Proposal III - Proposed Holding Company
                                                                     Formation

 Item 19    Information if Proxies, Consents or             --      Not Applicable
            Authorizations Are Not to be
            Solicited or in an Exchange Offer

                               October __, 1996




Dear Stockholder:

         We invite you to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Pinnacle Bank (the "Bank") to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama on Wednesday, November 20, 1996 at 11:00 a.m., local time. This will be our first meeting of stockholders since the adoption of "Pinnacle Bank" as our new corporate title.

         The attached Notice of Annual Meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the Annual Meeting. Stockholders will consider and vote upon the election of four directors and the ratification of the Bank's independent auditors. In addition, stockholders will be asked to consider and vote upon a proposal to reorganize the Bank into the holding company form of ownership by approving an Agreement and Plan of Reorganization under which (i) the Bank will become a wholly owned subsidiary of Pinnacle Bancshares, Inc., a Delaware corporation formed for the purpose of becoming the holding company for the Bank ("Bancshares"), and (ii) each outstanding share of the common stock of the Bank will be converted into one share of Bancshares common stock. Reorganization into the holding company form of ownership will permit diversification into a broader range of financial and business activities and create greater flexibility in operations. Stockholders are also being asked to vote upon a proposal to approve the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan").

         The Board of Directors of the Bank believes that the formation of a holding company will provide greater financial and operating flexibility. The purpose of the Option Plan is to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to promote the success of the business of the Bank and Bancshares. For these reasons, the Board of Directors of the Bank has unanimously approved both proposals and recommends that you vote in favor of both proposals.

         As an integral part of the Annual Meeting, we will report on the Bank's operations. Directors and officers of the Bank will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance during the 1996 fiscal year is contained in our Annual Report which also is enclosed.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Because the holding company reorganization and the Option Plan require the approval of a majority of the shares outstanding, the failure to vote or an abstention is equivalent to a vote against both matters. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

        Sincerely,



        ---------------------                      ----------------------
        Al H. Simmons                              Robert B. Nolen, Jr.
        Chairman of the Board                      President and Director

                                 PINNACLE BANK
                               1811 SECOND AVENUE
                          JASPER, ALABAMA  35502-1388
                                 (205) 221-4111

- --------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1996
- --------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Pinnacle Bank (the "Bank") will be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama, on Wednesday, November 20, 1996 at 11:00 a.m., local time.

     The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement/Prospectus:

      1. The election of four directors of the Bank for a term of three years each.

      2. The ratification of the appointment of Arthur Andersen LLP as independent auditors of the Bank for the fiscal year ending June 30, 1997.

      3. The approval of the reorganization of the Bank into the holding company form of ownership by approving an Agreement and Plan of Reorganization, pursuant to which the Bank will become a wholly owned subsidiary of a holding company, Pinnacle Bancshares, Inc., a Delaware corporation (the "Holding Company"), and each outstanding share of common stock of the Bank will be converted into one share of the common stock of the Holding Company.

      4.         The approval of the Pinnacle Bank 1996 Stock Option and
                 Incentive Plan.

      5. The adjournment of the Annual Meeting to a later date if an insufficient number of shares is present in person or by proxy at the Annual Meeting to approve any of the foregoing proposals.

      6. Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors is not aware of any other business to come before the Annual Meeting.

      Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on September 27, 1996, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

      You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         THOMAS L. SHERER
                                         SECRETARY
Jasper, Alabama
October __, 1996


- --------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
- --------------------------------------------------------------------------------

                                 PINNACLE BANK
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1996


                           PINNACLE BANCSHARES, INC.
                                 PROSPECTUS FOR
                        890,324 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE



         This Proxy Statement/Prospectus is being furnished to the holders of common stock of Pinnacle Bank (the "Bank"), a federally chartered stock savings bank, in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting of Stockholders to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama, on Wednesday, November 20, 1996, at 11:00 a.m., local time.

         This Proxy Statement/Prospectus also serves as the prospectus of Pinnacle Bancshares, Inc., a Delaware corporation (the "Holding Company"), under the Securities Act of 1933, as amended (the "1933 Act") with respect to the issuance of up to a maximum of 890,324 shares of the Holding Company's common stock, par value $.01 per share ("Holding Company Common Stock"), in the Reorganization described herein. The accompanying Notice of Annual Meeting and this Proxy Statement/Prospectus are first being mailed to stockholders on or about October __, 1996.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OFFICE OF THRIFT SUPERVISION ("OTS") OR ANY STATE SECURITIES AUTHORITY NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

         This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement which the Holding Company has filed with the SEC under the 1933 Act. The Registration Statement, including exhibits, may be inspected without charge or copied at prescribed rates at the office of the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Bank is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the OTS of the United States Department of the Treasury. Copies may be obtained at prescribed rates from the OTS, Information Services Division, 1776 G Street, N.W., Washington, D.C. 20552.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.



        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER __, 1996.

- --------------------------------------------------------------------------------
                              SUMMARY INFORMATION
                                       ON
                       PROPOSED HOLDING COMPANY FORMATION
- --------------------------------------------------------------------------------

         THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS UNDER "PROPOSAL III -- PROPOSED HOLDING COMPANY FORMATION" AND EXHIBITS A, B AND C ATTACHED HERETO.

GENERAL

         The holding company formation will be accomplished under an Agreement and Plan of Reorganization, dated August 28, 1996 ("Plan of Reorganization"), pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company, a Delaware corporation formed for the purpose of becoming the holding company for the Bank. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of the Bank's common stock, par value $.01 per share ("Bank Common Stock"), will be converted into one share of Holding Company Common Stock. As a result of the Reorganization, the former holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock, and the Holding Company will be the sole stockholder of the Bank. The Holding Company was incorporated in August 1996 and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same locations, with the same management and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE REORGANIZATION

         The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank. Present regulations applicable to federal savings banks limit both the types of businesses in which the Bank may engage and the amount which the Bank may invest in subsidiaries. The Bank is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to federal savings banks but not to their holding companies.

         The establishment of the Holding Company as a unitary savings and loan holding company (i.e., a holding company with only one savings institution subsidiary) also currently permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. Moreover, a holding company structure will help facilitate the acquisition of other financial institutions. The Holding Company presently does not intend to operate more than one savings institution subsidiary. The Bank's Board of Directors believes that acquisition or formation of such enterprises, which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a savings association, will provide a beneficial stabilizing effect on operations. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities which may arise, although no specific acquisition is planned at this time. In addition, a holding company structure may facilitate conversion of the Bank's federal savings bank charter into a commercial bank or other financial institution charter, although no such conversion is planned at this time. For further information, see "Proposal III -- Proposed Holding Company Formation -- Reasons for the Holding Company Reorganization." If, however, the Bank ceases to be a "Qualified Thrift Lender" (generally defined as a savings institution with at least 65% of its tangible assets, including investments made by a subsidiary of such institution, invested in "qualified thrift investments"), the Holding Company will not be permitted to take advantage of certain diversification opportunities. At June 30, 1996, the Bank's asset composition was in excess of that required to qualify the Bank as a Qualified Thrift Lender. See "Proposal III -- Proposed Holding Company Formation -- Regulation of the Holding Company."





                                      (i)

         Proposed federal legislation could, if enacted, require conversion of federal savings banks, like the Bank, into commercial banks and may affect the diversification opportunities of converted savings banks and their holding companies. See "Proposal III -- Proposed Holding Company Formation -- Regulation of the Holding Company."

MARKET FOR BANK COMMON STOCK

         The Bank Common Stock is traded on the American Stock Exchange under the symbol "PLE". The Holding Company will apply to have the Holding Company Common Stock traded on the American Stock Exchange in substitution for the Bank Common Stock, under the same symbol. See "Market and Dividend Information."

NO DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to federal regulations, stockholders of the Bank will not have dissenters' appraisal rights in connection with the Reorganization if the Bank Common Stock continues to be listed on the American Stock Exchange. See "Proposal III -- Proposed Holding Company Formation -- Rights of Dissenting Stockholders."

MANAGEMENT OF THE HOLDING COMPANY

         The Board of Directors of the Holding Company presently consists of 11 members, all of whom are currently members of the Board of Directors of the Bank and is expected to continue with 11 members upon completion of the Reorganization. The Bank currently has 11 members on its Board of Directors. The officers of the Holding Company will consist of persons now serving as officers of the Bank. See "Proposal III -- Proposed Holding Company Formation
- -- Management of Pinnacle Bancshares, Inc."

TAX CONSEQUENCES

         The Reorganization is intended to be treated as a non-taxable transaction at the corporate and stockholder levels. Generally, no gain or loss will be recognized by stockholders of the Bank who exchange their Bank Common Stock solely for Holding Company Common Stock in the Reorganization. A condition to consummation of the Reorganization is the receipt by the Bank of an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., that the Reorganization will be treated as a non-taxable transaction under applicable provisions of the Code. Each Bank stockholder should consult his or her own tax advisor as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder. See "Proposal III -- Proposed Holding Company Formation -- Tax Consequences."

CONDITIONS TO THE REORGANIZATION

         The Plan of Reorganization sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) receipt of either a ruling from the IRS or an opinion of legal counsel or independent auditors that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; (iii) approval of the Reorganization by the OTS, the Federal Deposit Insurance Corporation ("FDIC"), and any other federal or state agency having jurisdiction necessary for consummation of the Reorganization; and (iv) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the 1933 Act and compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock. See "Proposal III -- Proposed Holding Company Formation
- -- Conditions to the Reorganization."

COMPARISON OF STOCKHOLDERS' RIGHTS

         As a result of the Reorganization, holders of Bank Common Stock, whose rights are presently governed by federal law and regulations and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") of the Holding Company. Certain differences arise from this change of governing law, as well as from





                                      (ii)
distinctions between the Federal Stock Charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Holding Company. These differences relate to the issuance of capital stock, payment of dividends, special meetings of stockholders, the rights of stockholders to dissent, vacancies on the Board of Directors, the number of directors, removal of directors, approval of mergers, consolidations, sale of substantially all assets and certain business combinations, advance notice requirements for nominations of directors and presentation of new business at meetings of stockholders and procedures for amendment of the Federal Stock Charter and Bylaws of the Bank as compared to the Certificate of Incorporation and Bylaws of the Holding Company. Further, the Holding Company, as a general business corporation, will be able to enter into more lines of business than the Bank, which, as a federal savings bank, is restricted in the businesses in which it may engage. See "Proposal III -- Proposed Holding Company Formation -- Comparison of Stockholders' Rights."

CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE ACQUISITIONS OF CONTROL

         The Holding Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage non-negotiated takeover attempts which certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then-current market price and that may tend to perpetuate existing management. These provisions include supermajority approval requirements for certain business combinations and provisions allowing the Board of the Holding Company to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The Certificate of Incorporation also authorizes the issuance of additional shares of Holding Company Common Stock without stockholder approval on terms or in circumstances that could deter a future takeover attempt. In addition, the Delaware General Corporation Law provides for certain restrictions on acquisition of the Holding Company. These charter, bylaw and statutory provisions may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Holding Company otherwise might receive a substantial premium for their shares over then-current market prices. See "Proposal III -- Proposed Holding Company Formation -- Comparison of Stockholders' Rights" and "-- Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws."

         In addition to the provisions described above, the Holding Company's Certificate of Incorporation contains provisions authorized by Delaware law that indemnify directors and officers in certain proceedings against them and impose limitations on directors' liability. There are no such provisions in the Bank's Federal Stock Charter, although OTS regulations authorize indemnification of directors and officers under certain circumstances. Directors and officers of the Bank thus may be deemed to have a personal interest in the consummation of the Reorganization. See "Proposal III -- Proposed Holding Company Formation -- Management of the Holding Company," and "-- Indemnification of Officers and Directors and Limitation of Liability."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Bank believes that the ability to diversify through a holding company formation will help the Bank remain competitive in the future. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Annual Meeting. As of September 27, 1996, directors and executive officers of the Bank as a group beneficially owned 76,700 shares, or 8.6% of the outstanding Bank Common Stock. The Bank anticipates that all such shares will be voted for the Plan of Reorganization. THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

SELECTED FINANCIAL DATA

         The following table presents selected financial information for the Bank. This information is derived from the financial statements of the Bank. The information set forth below should be read in conjunction with such financial statements and the notes thereto contained in the Annual Report to Stockholders for the fiscal year ended June 30, 1996 (the "Annual Report") which accompanies this Proxy Statement/Prospectus. All financial statements of Pinnacle Bancshares, Inc. have been omitted because the Holding Company has no assets and no liabilities and has not conducted any business other than of an organizational nature.





                                     (iii)

FINANCIAL CONDITION AND
  OTHER DATA:

                                                              At June 30,
                                  ------------------------------------------------------------------
                                     1992          1993          1994          1995         1996
                                     ----          ----          ----          ----         ----
                                                       (Dollars in thousands)
Total amount of:
  Assets  . . . . . . . . . .       $176,327     $171,759      $176,486      $196,399      $186,475
  Loans and mortgage-
    backed securities . . . .        142,797      134,538       137,410       150,596       147,468
  Interest-bearing deposits
    in other banks  . . . . .          1,976          828           108         5,536         2,824
  Securities  . . . . . . . .         18,728       23,686        29,859        28,026        26,847
  Loans held for sale . . . .          1,580        3,495            61         2,091           326
  Deposits  . . . . . . . . .        157,793      149,362       149,566       161,212       165,234
  Borrowed funds  . . . . . .          2,180        6,227        11,055        18,850         3,750
  Stockholders' equity  . . .         13,856       13,321        13,473        14,363        15,165

Number of:
  Real estate loans
    outstanding . . . . . . .          4,905        4,324         4,503         4,283         4,173
  Savings accounts  . . . . .         21,669       20,485        19,748        19,387        19,114
  Full service offices open .              5            5             5             5             5

Regulatory Capital Ratios(1):
  Tangible  . . . . . . . . .              7.46%        7.38%         7.29%         7.07%         8.0%
  Core  . . . . . . . . . . .              7.85         7.77          7.64          7.07          8.0
  Risk-based  . . . . . . . .             17.34        17.20         16.74         13.83         14.2

OPERATING DATA:

                                                           Year Ended June 30,
                                  ------------------------------------------------------------------
                                     1992          1993          1994          1995           1996
                                     ----          ----          ----          ----           ----
                                                            (In thousands)
Interest revenue  . . . . . .        $15,503      $12,956       $11,554       $13,108       $14,650
Interest expense  . . . . . .         10,085        7,347         6,167         7,541         8,599
                                     -------      -------       -------       -------       -------
Net interest income before
  provisions for losses on
  loans . . . . . . . . . . .          5,418        5,609         5,387         5,567         6,051
Provision for losses on loans            280          320           285           235           240
                                     -------      -------       -------       -------       -------
Net interest income after
  provision for losses
  on loans  . . . . . . . . .          5,138        5,289         5,102         5,332         5,811
Noninterest income  . . . . .          1,553        1,524         1,564         1,012         1,275
Noninterest expense . . . . .          4,570        4,418         4,469         4,323         4,456
Unusual items . . . . . . . .             --       (2,150)         (363)           --            --
Income tax expense  . . . . .           (758)        (189)         (653)         (780)         (993)
                                     -------      -------       -------       -------       -------
Net earnings  . . . . . . . .        $ 1,363      $    56       $ 1,181       $ 1,241       $ 1,637
                                     =======      =======       =======       =======       =======

PER SHARE DATA:

                                                     At or For Year Ended June 30,
                                  ------------------------------------------------------------------
                                     1992          1993          1994          1995         1996
                                     ----          ----          ----          ----         ----
Net earnings  . . . . . . . .       $ 1.55       $  0.06        $ 1.33        $ 1.39        $ 1.84
Dividends . . . . . . . . . .         0.60          0.69          0.72          0.72          0.72
Book value  . . . . . . . . .        15.74         15.07         15.20         16.14         17.04





                                      (iv)

                           PROXY STATEMENT/PROSPECTUS
                                 PINNACLE BANK
                           PINNACLE BANCSHARES, INC.

                               1811 SECOND AVENUE
                          JASPER, ALABAMA  35502-1388
                                 (205) 221-4111

                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                               NOVEMBER 20, 1996

- --------------------------------------------------------------------------------
                                  INTRODUCTION
- --------------------------------------------------------------------------------

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Pinnacle Bank (the "Bank") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama on Wednesday, November 20, 1996, at 11:00 a.m., local time. The Bank has extended the date of the Annual Meeting in order to prepare the various regulatory filings related to the proposed holding company formation which will be considered and voted on at the Annual Meeting. The Bank was formerly known as "First Federal of Alabama, F.S.B." and adopted its current name in January 1996. The accompanying Notice of Annual Meeting and this Proxy Statement/Prospectus, together with the enclosed form of proxy, are first being mailed to stockholders on or about October __, 1996.

- --------------------------------------------------------------------------------
                        VOTING AND REVOCATION OF PROXIES
- --------------------------------------------------------------------------------

         Proxies solicited by the Board of Directors of the Bank, will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE GIVEN, PROPERLY EXECUTED PROXIES WHICH HAVE NOT BEEN REVOKED WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR SET FORTH BELOW AND IN FAVOR OF EACH OF THE OTHER PROPOSALS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS FOR CONSIDERATION AT THE ANNUAL MEETING. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted ("broker no votes") will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

         Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Bank or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder's proxy.


- --------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
- --------------------------------------------------------------------------------

         The securities which can be voted at the Annual Meeting consist of shares of the Bank's common stock, $.01 par value per share ("Bank Common Stock"). Stockholders of record as of the close of business on September 27, 1996 (the "Record Date") are entitled to one vote for each share of Bank Common Stock then held on all matters. As of the Record Date, 889,824 shares of the Bank Common Stock were issued and outstanding. In addition, 42,176 shares of Bank Common Stock were held as treasury stock. The presence, in person or by proxy, of at least a majority of the total number of shares of Bank Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.





                                      (1)

         The following table sets forth, as of the Record Date, certain information as to the persons believed by management to be the beneficial owners of more than 5% of the outstanding shares of Bank Common Stock and as to the shares of Bank Common Stock beneficially owned by all executive officers and directors of the Bank as a group. Persons and groups owning in excess of 5% of Bank Common Stock are required to file certain reports regarding such ownership with the Bank and the Office of Thrift Supervision ("OTS") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information is based on the most recent reports filed by such persons with the OTS or information provided to the Bank by such persons.

                                                                            Percent of Shares
 Name and Address of                    Amount and Nature of                 of Common Stock
  Beneficial Owners                    Beneficial Ownership(1)                  Outstanding
- ------------------------               -----------------------             --------------------
All Executive Officers and                      76,700  (2)                        8.6%
Directors as a Group
(12 persons)

Heartland Advisors, Inc.                        87,551  (3)                        9.8%
790 N. Milwaukee Street
Milwaukee, Wisconsin

- ------------------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is considered to "beneficially own" any shares of Bank Common Stock (a) over which he has or shares voting or investment power, or (b) of which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the vote of shares, and "investment power" is the power to dispose or direct the disposition of shares.
(2) Includes shares owned directly by directors and officers of the Bank as well as shares held by their spouses and minor children and trusts of which certain directors are trustees, but does not include shares held or beneficially owned by other relatives as to which they disclaim beneficial ownership. Excludes shares of Bank Common Stock underlying options granted under the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan") which are subject to stockholder approval of the Option Plan.
(3) Heartland Advisors, Inc., a registered investment advisor, reported sole dispositive power of 87,551 shares and sole voting power of 15,600 shares as of December 31, 1995. Included in such 87,551 shares are 67,800 shares which are beneficially owned by Heartland Group, Inc., a series investment company for which Heartland Advisors, Inc. serves as investment advisor.

- --------------------------------------------------------------------------------
                      PROPOSAL I -- ELECTION OF DIRECTORS
- --------------------------------------------------------------------------------

         The Board of Directors of the Bank is currently composed of 11 members elected for terms of three years, approximately one-third of whom are to be elected annually in accordance with the Bylaws. The Board of Directors has nominated O. H. Brown, James W. Cannon, Sam W. Murphy and J. T. Waggoner, each to serve for a three-year term or until their successors have been elected and shall qualify.

         It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. Stockholders are not entitled to cumulate their votes for the election of directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Board of Directors may recommend or the Board of Directors may reduce the number of directors to eliminate the vacancy.

         Neither the Bank's Federal Stock Charter or Bylaws nor applicable federal regulations specify the vote required to elect a director of a federal savings bank. State corporation laws customarily provide that the vote of the majority of the shares represented at a meeting at which a quorum is present is considered an act of the stockholders except when a greater vote is required by law or by the corporation's charter or bylaws. State corporate codes may also specify that directors may be elected by a plurality of the votes cast, i.e., the nominees receiving the highest number of votes are elected regardless of whether such votes constitute a majority of the





                                      (2)
shares represented at the meeting. Management's nominees have received well in excess of a majority of the votes represented at past annual meetings.

         The following table sets forth for each nominee and for each director continuing in office, such person's name, age, the year he first became a director and the number of shares and percentage of Bank Common Stock beneficially owned.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED BELOW AS DIRECTORS OF THE BANK.

                                           YEAR FIRST
                                            ELECTED         PRESENT             SHARES OF
                                               OR            TERM             COMMON STOCK         PERCENT
                                           APPOINTED          TO              BENEFICIALLY,           OF
       NAME               AGE(1)            DIRECTOR        EXPIRE              OWNED (2)           CLASS
       ----               ------            --------        ------           --------------         -----

                                              BOARD NOMINEES FOR TERMS TO EXPIRE IN 1999
O. H. Brown                 51              1989            1996                3,600                   *

James W. Cannon             52              1990            1996                7,749                   *

Sam W. Murphy               49              1981            1996                9,430                 1.06%

J. T. Waggoner              59              1996            1996                   44                   *

                                                   DIRECTORS CONTINUING IN OFFICE
Al H. Simmons               49              1979            1997               40,356                 4.54%

Robert B. Nolen, Jr.        37              1994            1997                  834                   *

Max W. Perdue               62              1991            1997                2,528                   *

Carlton Mayhall, Jr.        57              1983            1997                2,999                   *

Melvin R. Kacharos          69              1989            1998                2,150                   *

John D. Baird               71              1992            1998                2,000                   *

Greg Batchelor              40              1983            1998                3,010                   *

- ---------
 *  Less than 1% of shares outstanding.

- ------------------------
(1)      At June 30, 1996.
(2) At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to "beneficially own" any shares of Bank Common Stock (a) over which he has or shares voting or investment power, or (b) of which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the vote of shares, and "investment power" is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named individuals as well as shares held by their spouses and minor children and trusts of which certain of such persons are trustees, but does not include shares held or beneficially owned by other relatives as to which they disclaim beneficial ownership. See "Voting Securities and Principal Holders Thereof."





                                      (3)

         Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Bank. Unless otherwise noted, all such persons have held these positions for at least five years.

         O. H. BROWN, is a certified public accountant, presently with the accounting firm of Lapidus, Tuck, Raymond & Fowler, P.C., Jasper, Alabama. From 1976 to June 1991, Mr. Brown had his own accounting practice also in Jasper, Alabama.

         JAMES W. CANNON is Senior Vice President - Operations of Burton Manufacturing Company, a manufacturer of golf bags.

         SAM W. MURPHY is Chairman of the Board, Chief Executive Officer and Sales Manager of Murphy Furniture Manufacturing Co., Inc., a furniture manufacturer located in Jasper.

         J. T. WAGGONER is Vice President, Community and Public Affairs, HealthSouth Corporation, Birmingham, Alabama. He also serves as an Alabama State Senator.

         AL H. SIMMONS joined the Bank in 1973 and served as President of the Bank from 1979 until 1994. In October 1989, Mr. Simmons was elected Chairman of the Board of Directors. Mr. Simmons is the son of Chairman of the Board Emeritus A. R. Simmons.

         ROBERT B. NOLEN, JR. joined the Bank in 1987 as First Vice President, Chief Financial Officer and Treasurer. In 1990, Mr. Nolen was appointed Executive Vice President of the Bank, and in 1994, Mr. Nolen was appointed President and Chief Executive Officer of the Bank.

         MAX W. PERDUE retired in 1991 as Jasper, Alabama District Manager of the Alabama Power Company having served with the company for thirty years in various engineering and management positions. Mr. Perdue is past-president of the Jasper Area Chamber of Commerce.

         CARLTON MAYHALL, JR. has been a circuit judge with the State of Alabama Judicial Department since 1971. Judge Mayhall is also a director of First National Bank of Hamilton, Alabama. Judge Mayhall resides in Hamilton, Alabama.

         MELVIN R. KACHAROS was Executive Vice President of Vulcan Asphalt, Inc., Cordova, Alabama, from which position he retired in 1988. Mr. Kacharos is a Lieutenant Colonel, Retired, of the U.S. Army Reserve.

         JOHN D. BAIRD was President and Chief Executive Officer of Master Craftsleep Products, a Jasper-based bedding manufacturer until his retirement in 1989.

         GREG BATCHELOR has been the Manager of Dependable Service Center, a hardware and auto supply store located in Russellville, Alabama, since 1979. Mr. Batchelor resides in Russellville, Alabama.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts it business through meetings of the Board and through its committees. During the fiscal year ended June 30, 1996 the Board of Directors held 12 meetings. No director of the Bank attended fewer than 75% of the total meetings of the Board of Directors and committee meetings for committees on which such Board member served during this period.

         The Executive Committee, composed of Directors Perdue, Baird, Kacharos, Murphy, Brown, Simmons and Nolen, meets when deemed necessary by the President of the Bank to discuss and approve any business coming before the Board between monthly Board meetings. During the year ended June 30, 1996 the Executive Committee held 12 meetings.

         The Audit Committee, composed of Directors Perdue, Murphy and Brown, is responsible for the review and evaluation of the Bank's annual audit reports with the Bank's independent auditors and reports all findings





                                      (4)
and recommendations to the Board of Directors. The audit committee also directs the activities of the Bank's internal auditor. During the year ended June 30, 1996 the Audit Committee held four meetings.

         The Compensation Committee, composed of Directors Perdue, Baird and Cannon, meets annually or at the direction of the Bank's President to review and adjust employee salaries. During the year ended June 30, 1996 the Compensation Committee held four meetings. Members of the Compensation Committee, also serve as the Stock Option Committee of the Bank. During the year ended June 30, 1996, the Stock Option Committee did not meet.

         The Board of Directors also serves as a Nominating Committee for selecting the management nominees for election as directors. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Bank's stockholders for nominees, nor has it established any procedures for this purpose. The Board of Directors held one meeting in its capacity as the Nominating Committee to nominate the individuals named herein for election as directors at the Annual Meeting.

         Nominations for election as directors shall be made in accordance with the Bank's Bylaws. Copies of such Bylaws may be requested by a stockholder of record, by writing to the Secretary of the Bank at the Bank's main office. Nominations by stockholders are required to be received by the Secretary of the Bank on or before September __, 1996.

EXECUTIVE COMPENSATION

         The following table sets forth the cash and noncash compensation for the fiscal year ended June 30, 1996 awarded to or earned by the Chief Executive Officer. No other executive officer of the Bank earned in excess of $100,000 in salary and bonus during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long-Term Compensation
                                                                                  ----------------------------------
                                              Annual Compensation                           Awards           Payouts
                                    ------------------------------------------    -------------------------  -------
                                                                                  Restricted    Securities            All Other
Name and                Fiscal                                   Other Annual        Stock      Underlying    LTIP     Compen-
Principal Position       Year        Salary     Bonus           Compensation(1)      Award(s)    Options(2)  Payouts   sation(3)
- ------------------------------------------------------------------------------------------------------------------------------
Robert B. Nolen, Jr.     1996       $80,696    $25,000                  $               $                    $        $2,424
  President, Chief       1995        72,782     22,000                   --              --        --         --       1,929
  Executive Officer      1994        72,782     10,000                   --              --        --         --       2,069

- -------------
(1) Executive officers of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits in the fiscal year by the named executive officer did not exceed 10% of the executive's annual salary and bonus.
(2) No options were granted or exercised during the year ended June 30, 1996.
(3)      Represents contributions under the Bank's 401(k) plan.

DIRECTORS' COMPENSATION

         Directors currently each receive a monthly fee of $600. Members of the Executive Committee also receive a fee of $200 per month. In addition, directors receive a fee of $200 for each Executive Committee attended, $200 for each Building Committee meeting attended and $100 for each other committee meeting attended. Directors Emeritus receive $200 for each Board meeting attended. Officers of the Bank do not receive fees for committee or advisory board meetings attended.

EMPLOYMENT AGREEMENT

         In 1991, the Bank entered into an employment agreement with Robert B. Nolen, Jr. The agreement, as subsequently amended in 1993, provided for Mr. Nolen to serve as Executive Vice President of the Bank for a





                                      (5)
term of three years ending in 1996 and receive a base salary of $72,782 per annum, subject to annual adjustments. Effective July 1, 1994, the agreement was amended to provide for Mr. Nolen to serve as President and Chief Executive Officer of the Bank and receive a base salary of $72,782 per annum, subject to annual adjustments. The agreement provides for a salary review by the Board of Directors not less often than annually, as well as for an extension for an additional one-year period beyond the then effective expiration date. The agreement provides for a severance payment in the event employment is terminated following a "change in control" of the Bank, as defined in the agreement. These payments would be equal to the amount of 2.99 times the average annual compensation to Mr. Nolen during the five years immediately prior to the change of control. Based on Mr. Nolen's annual compensation as of June 30, 1996, if the severance payment provisions discussed above were to be effective, it would result in a payment to Mr. Nolen of up to $238,626. The agreement also provides for the inclusion of Mr. Nolen in any present or future employee benefit plans or programs of the Bank for which executives are or will become eligible, customary fringe benefits, vacation and sick leave.

TRANSACTIONS WITH THE BANK

         The Bank makes available loans to directors, officers and other employees, including mortgage loans for the purchase or refinancing of their residences. It is the belief of management that these loans neither involve more than normal risk of collectability nor present other unfavorable features. Such loans have been made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing for comparable transactions with non-affiliated persons. Effective July 1, 1989, the Bank discontinued the policy of making mortgage loans to its directors, officers and other employees at less than prevailing rates of interest, and all currently outstanding loans to directors, officers and other employees of the Bank provide for prevailing rates of interest. Management believes that all loans made by the Bank to directors, officers and other employees were in compliance with federal regulations in effect at the time the loans were made.

         The Bank's former main office building is owned by the Bank and is situated on land leased from entities associated with the Simmons family and of which Chairman Emeritus A. R. Simmons is a partner or trustee. Under the terms of the lease for this office, a monthly payment of $1,050 is made for the grounds and 36 parking spaces. The lease was renewed in December 1986 for 10 years with an option to renew for four additional terms of 5 years. The Bank has been granted a right of first refusal to purchase the land. The Jasper Mall Branch building is also owned by the Bank, and situated on land leased from an entity associated with the Simmons family. A 35-year lease for the land on which the Jasper Mall Branch is located currently provides annual rental of $20,304 to the entity associated with the Simmons family. The lease runs through 2017.

         The Bank leases its Haleyville Branch Office facilities from Cecil Batchelor, the father of Director Greg Batchelor. During the year ended June 30, 1996, the Bank paid $23,514 to Cecil Batchelor to lease the Haleyville facilities.

         In 1986, the Bank entered into an employment agreement with Al H. Simmons. The agreement, as subsequently amended, provided for Mr. Simmons to serve as President and Chief Executive Officer of the Bank for a term of three years ending in 1996 and receive a base salary of $109,080 per annum, subject to annual adjustments. In May 1994, the Bank and Mr. Simmons entered into a termination agreement whereby the parties agreed to terminate Mr. Simmons' employment agreement and to provide for a lump sum payment to Mr. Simmons of certain severance benefits in satisfaction of Mr. Simmons' rights under the employment agreement. In connection therewith, Mr. Simmons agreed to resign as President and Chief Executive Officer of the Bank effective July 1, 1994, and the Bank agreed to pay to Mr. Simmons a benefit having a present value equal to $362,447. Such benefit is being paid in 60 payments of $7,000 per month that began in July 1994. In the event of a "change of control" of the Bank, as defined in the agreement, Mr. Simmons may direct the Bank to contribute to an irrevocable trust assets having a present value equal to the total amount payable to Mr. Simmons during the remaining term of the agreement. Under such circumstances, payments due Mr. Simmons under the agreement would be made from the trust; provided, however, that if the assets of the trust are insufficient to satisfy the Bank's obligations under the agreement, the Bank would remain obligated to make such payments directly to Mr. Simmons.





                                      (6)

- --------------------------------------------------------------------------------
          II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------

         Arthur Andersen LLP served as the Bank's independent auditors for the fiscal year ended June 30, 1996. The Board of Directors has appointed Arthur Andersen LLP to serve as the Bank's independent auditors for the fiscal year ending June 30, 1997, subject to ratification by the Bank's stockholders. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP, as independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE BANK'S INDEPENDENT AUDITORS.

- --------------------------------------------------------------------------------
                  III -- PROPOSED HOLDING COMPANY FORMATION
- --------------------------------------------------------------------------------

SUMMARY

         The formation of a holding company will be accomplished under an Agreement and Plan of Reorganization, dated August 28, 1996 (the "Plan of Reorganization"), pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company, a Delaware corporation recently formed for the purpose of becoming a holding company for the Bank. Under the terms of the Plan of Reorganization, each outstanding share of Bank Common Stock will be converted into one share of Holding Company Common Stock, and the former holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. The Holding Company was incorporated in August 1996, and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE HOLDING COMPANY REORGANIZATION

         The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank. Federal regulations limit the types of businesses in which the Bank may engage and limit the amount which may be invested by the Bank in subsidiaries. The Bank is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to savings banks but not to their holding companies. The Board of Directors believes that stock repurchases could improve market liquidity and enhance stockholder value.

         Because there are currently no material restrictions on the business activities of a unitary savings and loan holding company (i.e., a holding company with only one savings institution subsidiary), the establishment of such a holding company also permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. The qualification of the Holding Company as a unitary savings and loan holding company will, however, be subject to the Bank's continued maintenance of its status as a Qualified Thrift Lender ("QTL"). See "-- Regulation of the Holding Company -- Activities Restrictions." The Bank is currently, and expects to remain, a QTL, although there can be no assurance of its ability to do so.
Upon consummation of the Reorganization, it is expected that the Holding Company will be in a position to take immediate advantage of any acquisition or conversion opportunities which may arise, though no specific acquisition or conversion is planned at this time.

         With respect to diversification, it should be noted that currently there are numerous proposals under consideration by the Administration and the Congress that could, if enacted as proposed, restrict the business diversification opportunities available to the Holding Company. However, it is impossible to predict which, if any, of these legislative changes may eventually be enacted into law. The Bank does not believe that enactment of any





                                      (7)
of these proposals would have a material effect upon the future plans or operations of the Bank or the Holding Company, neither of which have any diversification plans at this time. If the Holding Company should become subject to business diversification limitations similar to those applicable to bank holding companies under the Bank Holding Company Act of 1956, as amended, its potential diversification outside the business of banking and related fields would be materially affected.

         The Board of Directors believes that the Bank's status as a wholly-owned subsidiary of the Holding Company may also facilitate the conversion of the Bank's charter into a commercial bank charter or other financial institution charter. Should the Bank's business objectives change in the future in a manner such that it would benefit from conversion to a different form of financial institution charter, the Bank may consider such a charter conversion at that time. However, the Bank has no present plans to convert the Bank's charter.

         Although the Board of Directors of the Bank presently intends to operate the Holding Company as a unitary savings and loan holding company in order to permit diversification, the Holding Company will have the ability to become a multiple savings and loan holding company (a holding company which has more than one savings institution subsidiary). The multiple holding company structure can facilitate the acquisition of other savings institutions in addition to other companies. If a multiple holding company structure is utilized, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the holding company rather than as a division of the Bank. For example, the acquired institution could retain its own directors, officers and corporate name, as well as having representation on the Holding Company's board of directors. This more autonomous operation may be decisive in acquisition negotiations. Although there are no pending plans, agreements or understandings for acquisitions, the Holding Company will be in a position to immediately take advantage of any acquisition opportunities as they arise. Any acquisition of another savings institution would be subject to regulatory approval. See "-- Regulation of the Holding Company -- Restrictions on Acquisitions."

         If the Holding Company decides in the future to use a multiple savings and loan holding company structure, the Holding Company would be able to diversify its financial services and business activities through the Holding Company or other subsidiaries of the Holding Company to a greater degree than is currently possible through the Bank or its service corporation. In general, however, the business activities of multiple savings and loan holding companies are restricted to certain enumerated activities (except that such restrictions do not apply in the case of multiple savings and loan holding companies where each acquisition of an additional savings association was made pursuant to authority to approve emergency thrift acquisitions and each subsidiary savings association satisfies the QTL test). See "-- Regulation of the Holding Company
- -- Activities Restrictions." Despite such restrictions, the range of financial services and business activities authorized for multiple savings and loan holding companies is still broader than those authorized for service corporations of federal savings institutions. This ability of a holding company to diversify on a limited basis while acquiring other savings associations through a multiple structure or to have complete authority to diversify as a unitary savings and loan holding company is believed by the Board of Directors of the Bank to be a substantial operating advantage to the holding company structure.

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PLAN OF REORGANIZATION

         The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on August 28, 1996.

         The Holding Company is a newly organized Delaware corporation which was formed by the Bank solely for the purpose of effecting the Reorganization. Therefore, the Holding Company has no prior operating history. The Plan of Reorganization is by and between the Bank, Holding Company and Pinnacle Interim Bank, a to-be-formed interim stock savings bank that will be a wholly-owned subsidiary of the Holding Company ("Interim Savings").





                                      (8)

         The Reorganization will be accomplished by the following steps: (i) the formation by the Bank of a wholly-owned operating subsidiary, the Holding Company, incorporated under the laws of the State of Delaware for the primary purpose of becoming the sole stockholder of a newly formed interim savings stock savings bank, and subsequently becoming the sole stockholder of the Bank;
(ii) the formation of an interim savings stock savings bank, Interim Savings, which will be wholly owned by the Holding Company; and (iii) the merger of Interim Savings into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Bank Common Stock will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Holding Company Common Stock, and (ii) all of the issued and outstanding shares of common stock of Interim Savings will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding stock of the Bank.

         The Board of Directors of the Bank presently intends to cause the Holding Company to be initially capitalized through a cash dividend to the Holding Company of up to $2 million, subject to non-objection by the OTS. Future capitalization of the Holding Company will be dependent upon dividends declared by the Bank or the raising of additional capital by the Holding Company through a future issuance of securities or debt or through other means. The Board of Directors of the Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time.

         After the Reorganization, the former holders of Bank Common Stock will be the holders of all of the outstanding Holding Company Common Stock.
Further, the Holding Company will hold all of the issued and outstanding voting stock of the Bank; accordingly, the Bank is described herein as a "wholly owned" subsidiary of the Holding Company following the Reorganization.

         Further, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Holding Company, and the consolidated capitalization, assets, liabilities, income and financial statements of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Federal Stock Charter and By-Laws of the Bank will continue in effect and will not be affected in any manner by the Reorganization, and the Bank will continue to operate under its current name. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization.

FINANCIAL RESOURCES OF THE HOLDING COMPANY

         The Bank does not currently intend to transfer any material amount of funds as a capital contribution to the Holding Company prior to the effective date of the Reorganization. Immediately following the Reorganization, the assets of the Holding Company, on an unconsolidated basis, will consist of all of the then-outstanding shares of Bank Common Stock. However, the Bank anticipates that following the Reorganization, it will declare and pay a up to $2 million cash dividend to the Holding Company, as the Bank's sole stockholder. While the Bank may in the future transfer funds to the Holding Company, such transfer would be subject to a number of factors, including the Holding Company's and the Bank's future financial requirements and applicable regulatory restrictions.





                                      (9)

         Set forth below is the consolidated capitalization of the Holding Company after giving effect to the Reorganization as of June 30, 1996. Except for the elimination of treasury stock, the pro forma capitalization of the Holding Company set forth below is identical to the capitalization of the Bank at June 30, 1996.

                                                                       As of June 30, 1996
                                                                      Consolidated Pro Forma
                                                              Capitalization of the Holding Company
                                                              -------------------------------------
                                                                          (In thousands)
             Liabilities
             -----------

             Deposits . . . . . . . . . . . . . . . . . .                    $165,234
             Borrowed funds . . . . . . . . . . . . . . .                       3,750
             Official checks outstanding  . . . . . . . .                         770
             Advance payments by borrowers for
                 taxes and insurance  . . . . . . . . . .                         380
             Deferred taxes . . . . . . . . . . . . . . .                         168
             Other liabilities  . . . . . . . . . . . . .                       1,007
                                                                             --------

                     Total liabilities  . . . . . . . . .                    $171,309
                                                                             ========

             Stockholders' Equity
             --------------------

             Common stock, $.01 par value,
                 2,400,000 shares authorized,
                 889,824 shares outstanding . . . . . . .                    $      9
             Preferred stock, $.01 par value,
                 100,000 shares authorized,
                 no shares outstanding  . . . . . . . . .                          --
             Additional paid-in capital . . . . . . . . .                       8,376
             Retained earnings  . . . . . . . . . . . . .                       7,449
             Net unrealized gain (loss) on securities
                 available for sale . . . . . . . . . . .                        (323)
                                                                             --------

                     Total stockholders' equity   . . . .                    $ 15,511
                                                                             ========


         The Bank estimates that the total expenses associated with the Reorganization will be approximately $50,000. These expenses will be capitalized and amortized by the Bank over a 60 month period.

         Financial resources may be available to the Holding Company in the future through borrowings, debt or equity financings or dividends from the Bank or other acquired entities or new businesses. Any loans from the Bank to the Holding Company would be subject to certain collateralization, amount and other restrictions on covered transactions between FDIC-insured banks and their affiliates under Section 23A of the Federal Reserve Act. There can be no assurance as to the amount of financial resources that may be available to the Holding Company. In particular, dividends from the Bank to the Holding Company will be subject to tax considerations and regulatory limitations and will result in taxable income to the Bank to the extent that they are deemed to be from the Bank's loan loss reserves.

         The capital of the Holding Company may be used by the Holding Company for various corporate purposes, including acquisitions of other financial institutions or companies engaged in related activities in the financial services industry, subject to the requirements of applicable federal and state law, or for repurchases of outstanding shares of Holding Company Common Stock. At the present time, however, the Holding Company has no agreements, understandings or plans regarding any such acquisitions or repurchases. The capital of the Holding Company will also be available for general corporate purposes, including the payment of dividends to the Holding Company's stockholders and providing loans to the Bank.





                                      (10)

EFFECTIVE DATE

         The "Effective Date" of the Reorganization will be the date upon which the Articles of Combination pertaining to the Reorganization are endorsed by the OTS. Although management of the Bank does not anticipate any significant delays in obtaining the OTS' endorsement of the Articles, the effects of any such delays on holders of the Bank Common Stock would depend upon the facts and circumstances surrounding the specific delay. The Bank currently expects that the Effective Date will be immediately following the satisfaction of all conditions to the Plan of Reorganization, including the receipt of stockholder approval, approval of the Holding Company's application to the OTS to serve as the holding company for the Bank, and endorsement of the Articles of Combination by the OTS.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

         After the Effective Date of the Reorganization, certificates evidencing shares of Bank Common Stock will automatically represent, by operation of law, the same number of shares of the Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing Robert B. Nolen, Jr., President of the Bank, at P.O. Box 1388, Jasper, Alabama 35502-1388.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to federal regulations, stockholders of the Bank will not have any dissenters' appraisal rights in connection with the Reorganization if the Bank Common Stock continues to be listed on the American Stock Exchange.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is a condition to the obligation of the Bank, Holding Company and Interim Savings to consummate the Reorganization that the Bank receive either a ruling from the Internal Revenue Service ("IRS") or an opinion from its legal counsel or independent accountants to the effect that (i) the Reorganization will be treated as a non-taxable transaction under applicable provisions of the Code, and (ii) no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of their shares of Bank Common Stock for shares of Holding Company Common Stock in the Reorganization.

         Assuming that representations to be made by the Bank in connection with the Reorganization are true as of the Effective Date, and based upon certain representations and qualifications, the law firm of Reinhart, Boerner, Van Deuren, Norris and Rieselbach, P.C., Washington, D.C., special counsel to the Bank, will render an opinion that the Reorganization will be a non-taxable transaction with the consequences described above. Unlike private letter rulings received from the IRS, an opinion of counsel is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to that of the opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO A BANK STOCKHOLDER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH BANK STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE REORGANIZATION.





                                      (11)

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

         The Holding Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of the Holding Company Common Stock to be issued and exchanged pursuant to the Plan of Reorganization. Shares of the Holding Company Common Stock received by Bank stockholders upon consummation of the Reorganization are expected to be freely transferable under the 1933 Act by those stockholders of the Bank not deemed to be "affiliates" of the Holding Company or the Bank. Pursuant to Rule 145 under the 1933 Act, shares of Holding Company Common Stock acquired by persons who are "affiliates" of the Holding Company or the Bank will be subject to the resale restriction contained in paragraphs (c), (e), (f) and (g) of Rule 144 under the 1933 Act. Affiliates are generally defined as persons who control, are controlled by, or are under common control with the Holding Company at the time of the Annual Meeting (generally, executive officers and directors of the Holding Company or the Bank).

         Under paragraph (e) of Rule 144, each affiliate of the Holding Company, together with any other person whose sales are required to be aggregated with those of the affiliate under Rule 144, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Holding Company Common Stock or (ii) the average weekly trading volume in such shares during the preceding four calendar week. Pursuant to paragraph (f) of Rule 144, the shares are required to be sold in "brokers' transactions" as defined in paragraph (g) of Rule 144, or in transactions directly with a "market maker," as defined in Section 3(a)(38) of the Exchange Act, as well as comply with certain other manner of sale requirements set forth in paragraph
(f). Pursuant to paragraph (c) of Rule 144, the ability of affiliates to resell shares of Holding Company Common Stock received in the Reorganization under Rule 144 will be subject to the Holding Company's having satisfied certain Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell the Holding Company Common Stock received in the Reorganization pursuant to an effective registration statement under the 1933 Act or an available exemption from the 1933 Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Holding Company Common Stock received by persons who may be deemed to be affiliates of the Holding Company upon consummation of the Reorganization.

         Upon consummation of the Reorganization, the Holding Company will register the Holding Company Common Stock under the Exchange Act and will be required to comply with the insider trading, reporting and proxy requirements under the Exchange Act. In addition, the Holding Company will be required to file periodic reports with the SEC. The Holding Company will also be subject to the general anti-fraud provisions of the federal securities laws after the Reorganization.

EFFECT ON OPTION PLANS

         Upon consummation of the Reorganization, the option plans of the Bank will be continued as and automatically become the option plans of the Holding Company. Stock options with respect to shares of Bank Common Stock granted under such option plans and outstanding prior to consummation of the Reorganization will automatically become options to purchase shares of Holding Company Common Stock upon consummation of the Reorganization, and the Holding Company will assume all of the Bank's obligations with respect to such outstanding options, with identical terms and conditions. By voting in favor of the Plan of Reorganization, stockholders of the Bank will be approving the adoption by the Holding Company of the option plans of the Bank outstanding as of the Effective Date as the option plans of the Holding Company, including the Pinnacle Bank 1996 Stock Option and Incentive Plan if approved by stockholders at the Annual Meeting. See "Proposal IV -- Approval of The Pinnacle Bank 1996 Stock Option and Incentive Plan."

EFFECT ON CURRENT MARKET VALUE OF OUTSTANDING BANK COMMON STOCK AND HOLDING COMPANY COMMON STOCK

         The Board of Directors does not know of any reason why implementation of the Plan of Reorganization would cause the per share or aggregate market value of the Holding Company Common Stock to be different from the per share or aggregate market value of the Bank Common Stock immediately prior to consummation of the Reorganization. However, it is possible that the public trading market could attribute an additional or a lesser per share or aggregate value to the Holding Company Common Stock than it would attribute to the Bank Common Stock.





                                      (12)

CONDITIONS TO THE REORGANIZATION

         The Plan of Reorganization sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others, (i) the approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Bank Common Stock, (ii) the receipt of either a ruling from the IRS or an opinion of counsel or independent auditors that the Reorganization will be treated as a nontaxable transaction under the Code (see "-- Tax Consequences"), (iii) the approval of the Reorganization by the OTS and the receipt of all approvals from any other governmental agencies which may be required for the consummation of the Reorganization; and (iv) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the 1933 Act and compliance by the Holding Company with all applicable state securities laws relating to the issuance of Holding Company Common Stock. Additionally, the Plan of Reorganization may be terminated at any time prior to the Effective Date of the Reorganization by the mutual consent of the Board of Directors of the Bank, Holding Company, and Interim Savings.

AMENDMENT, TERMINATION OR WAIVER

         The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, whether before or after receipt of stockholder approval of the Plan of Reorganization, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the Bank, Holding Company or their stockholders. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

BUSINESS OF THE BANK

         The Bank is a federally chartered stock savings bank with five offices located in central and northwest Alabama. The Bank was originally chartered as First Federal Savings and Loan Association of Jasper in 1935, and since that time its accounts have been federally insured. The Bank has its main office at 1811 Second Avenue, Jasper, Alabama, and also has a branch office in Jasper, Alabama, with other branch offices in Sumiton, Haleyville, and Birmingham, Alabama. In December 1986, the Bank became a federal stock savings bank when the Bank converted to the stock form of organization through the sale and issuance of 920,000 shares of common stock and changed its name at that time to First Federal of Alabama, F.S.B. In 1995, the Bank adopted its current name. At June 30, 1996, the Bank had 889,824 shares of Bank Common Stock outstanding and 47,176 shares of Bank Common Stock held as treasury stock.

         The Bank is primarily engaged in the business of obtaining funds in the form of savings deposits and investing such funds in mortgage loans on single-family residential real estate. To a lesser extent, the Bank is engaged in making consumer loans, commercial real estate loans, and other commercial loans.

BUSINESS OF THE HOLDING COMPANY

         GENERAL. The Holding Company is currently a nonoperating corporation that was incorporated by the Bank in August 1996. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of the Holding Company, and each stockholder of the Bank will become a stockholder of the Holding Company with the same respective ownership interest therein as presently held in the Bank.

         Immediately after consummation of the Reorganization, it is expected that the Holding Company will not engage in any business activity other than to hold all of the stock of the Bank. The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that the Holding Company in the future may pursue other investment opportunities, including possible diversification through acquisitions and mergers, although none is contemplated at this time.

         PROPERTY. The Holding Company is not expected to own or lease real or personal property initially. Instead, it intends to utilize the premises, equipment and furniture of the Bank without the direct payment of any rental fees to the Bank.





                                      (13)

         LEGAL PROCEEDINGS. The Holding Company has not, since its organization, been a party to any legal proceedings.

         EMPLOYEES. At the present time, the Holding Company does not intend to employ any persons other than its management. It will utilize the support staff of the Bank from time to time and reimburse the Bank for the time of its employees. If the Holding Company acquires other savings associations or pursues other lines of business, at such time it may hire additional employees.

         COMPETITION. It is expected that for the immediate future the primary business of the Holding Company will be the ownership of the Bank's common stock. Therefore, the competitive conditions to be faced by the Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF THE HOLDING COMPANY

         DIRECTORS. The Holding Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than five nor more than 15 members. The Board of Directors will initially consist of 11 members who will be divided into three classes as nearly equal as possible. Directors shall be elected for staggered terms of three years so that approximately one-third of the directors are elected each year. The directors of the Holding Company are, and upon completion of Reorganization will continue to be, the same persons who are at present the directors of the Bank.

         The following table sets forth the name of each director and the year the term of office of each director expires as a director of the Holding Company.

                                                             TERM OF OFFICE EXPIRES
                                                           AS DIRECTOR OF THE HOLDING
                 NAME                                                COMPANY
                 ----                                                -------
                 James W. Cannon  . . . . . . . . .                   1997
                 Robert B. Nolen, Jr.   . . . . . .                   1997
                 Max W. Perdue  . . . . . . . . . .                   1997
                 Carlton Mayhall, Jr.   . . . . . .                   1997
                 Melvin R. Kacharos   . . . . . . .                   1998
                 John D. Baird  . . . . . . . . . .                   1998
                 Greg Batchelor   . . . . . . . . .                   1998
                 O. H. Brown  . . . . . . . . . . .                   1999
                 Sam W. Murphy  . . . . . . . . . .                   1999
                 Al H. Simmons  . . . . . . . . . .                   1999
                 J. T. Waggoner   . . . . . . . . .                   1999

         See "Proposal I -- Election of Directors."

         EXECUTIVE OFFICERS. The executive officers of the Holding Company are, and upon completion of the Reorganization will be, the following persons, each of whom is an officer with the Bank:

                 NAME                                           POSITION
                 ----                                           --------
                 Robert B. Nolen, Jr.                    President and Treasurer
                 Mary Jo Gunter                          Vice President
                 Thomas L. Sherer                        Secretary





                                      (14)

         The age at June 30, 1996, principal occupation and business experience for the past five years of the executive officers of the Holding Company are set forth below.

         Robert B. Nolen, Jr., 37, joined the Bank in 1987 as First Vice President, Chief Financial Officer and Treasurer. In 1990, Mr. Nolen was appointed Executive Vice President of the Bank, and in 1994, Mr. Nolen was appointed President and Chief Executive Officer of the Bank.

         Mary Jo Gunter, 42, joined the Bank in 1976. She served positions within the Loan Department, President of First General Service(s) Corporation, a subsidiary, and currently is Senior Vice President-Banking Services.

         Thomas L. Sherer, 59, joined the Bank in 1960 where he has served in various positions in the Savings, Marketing and Operations areas. He currently serves as the Bank's Secretary.

         EXECUTIVE COMPENSATION. Since the formation of the Holding Company, none of its executive officers or directors have received any remuneration from the Holding Company. It is expected that unless and until the Holding Company becomes actively involved in additional businesses, no separate compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Holding Company may determine that such separate compensation is appropriate in the future. At the present time, the Holding Company does not intend to employ any persons other than its present management. If the Holding Company acquires other businesses, it may at such time hire additional employees.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY. The Bank is required by OTS regulations to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reason of the performance of their official duties. Indemnification may be made to such person only if final judgment on the merits is in his favor or, in case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the directors of the Bank determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders. If a majority of the directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

         The Holding Company's Certificate of Incorporation provides for indemnification of any individual who is or was a director, officer, employee or agent of the Holding Company in any proceeding in which the individual is made a party as a result of his service in such capacity, if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Holding Company and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, unless such indemnification would be prohibited by law. This provision does not apply to conduct prior to the incorporation of the Holding Company or to conduct not as a director, officer, employee or agent of the Holding Company. In accordance with Delaware law, an individual may not be indemnified (i) in connection with a proceeding by or in the right of the Holding Company in which the individual was adjudged liable to the Holding Company or (ii) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless a court of competent jurisdiction determines he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Management does not have any plans to provide for indemnification rights beyond those provided in the Holding Company's Certificate of Incorporation.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

         The Holding Company's Certificate of Incorporation also provides that a director shall not be personally liable to the Holding Company or its stockholders for monetary damages for breach of his fiduciary duty as a





                                      (15)
director, except (i) for breach of the director's duty of loyalty to the Holding Company or its stockholders, (ii) for acts or omissions that are not in good faith or that involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

         This provision eliminates the potential liability of the Holding Company's directors for failure, through ordinary negligence, to satisfy their duty of care, which requires directors to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Holding Company and its stockholders. Stockholders may thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Holding Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter, and the provision does not apply to breaches of duty prior to the incorporation of the Holding Company or to breaches not committed as a director, officer, employee or agent of the Holding Company.

         To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Holding Company's Certificate of Incorporation had it been in effect at the time of the litigation.

         Federal regulations applicable to the Bank contain no provisions for limitation of directors' liability.

         The above provisions of the Holding Company's Certificate of Incorporation seek to ensure that the ability of the Holding Company's directors to exercise their best business judgment in managing the Holding Company's affairs, subject to their continuing fiduciary duties of loyalty to the Holding Company and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

         In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their by-laws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. The Bank currently has insurance coverage for its directors and officers, and the Bank's management currently anticipates that the Holding Company will be able to obtain such coverage for its directors and officers. Based upon the publicized trends in the insurance industry and the reported experience of other companies, the Bank's management has no reason to believe that these problems will be alleviated in the near future. While, in the opinion of the Bank's management, current conditions have not to date impaired the Bank's ability to secure qualified directors and officers, management of the Bank believes that these trends may result in individuals being unwilling, in many instances, to serve as directors of the Holding Company without at least a partial supplement to the protection which such insurance has historically provided. The provisions of the Holding Company's Certificate of Incorporation relating to director liability and the Delaware law authorizing such provisions are intended to reduce, in appropriate cases, the risks incident to serving as a director which otherwise could be covered by liability insurance. The Holding Company's Board of Directors, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, has a personal interest in including these provisions in the Holding Company's Certificate of Incorporation at the potential expense of stockholders.





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
COMPARISON OF STOCKHOLDERS' RIGHTS

         INTRODUCTION. As a result of the Reorganization, holders of Bank Common Stock, whose rights are presently governed by federal law and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and by the Certificate of Incorporation and Bylaws of the Holding Company. Certain differences arise from this change of governing law as well as from distinctions between the Federal Stock Charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences. The Certificate of Incorporation and Bylaws of the Holding Company are attached hereto as Exhibits B and C and should be reviewed for more detailed information. The discussion below is qualified in its entirety by reference to such documents.

         ISSUANCE OF CAPITAL STOCK. The Bank's Federal Stock Charter authorizes the issuance of 20,000,000 shares of capital stock, of which 10,000,000 shares are common stock, par value $.01 per share, and 10,000,000 shares are preferred stock. The Certificate of Incorporation of the Holding Company authorizes the issuance of 2,500,000 shares of capital stock, of which 2,400,000 shares are common stock, par value $.01 per share, and 100,000 shares are preferred stock, par value $.01 per share. At June 30, 1996, there were 889,824 shares of Bank Common Stock outstanding and 42,176 shares of Bank Common Stock held as treasury stock. Following the Reorganization, there will be the same number of shares of Holding Company Common Stock outstanding.
Under the Bank's Federal Stock Charter, shares of capital stock may not be issued directly or indirectly to officers, directors or controlling persons of the Bank (other than as part of a general public offering or as qualifying shares to a director) unless the issuance or the plan under which they would be issued is approved by a majority of the votes eligible to be cast. This restriction on issuing stock to officers, directors or controlling persons is not contained in the Holding Company's Certificate of Incorporation. The Holding Company's Certificate of Incorporation authorizes the issuance of additional shares of stock up to the amount authorized as approved by the Board of Directors without the approval of the stockholders.

         The Holding Company has no present intention to issue additional shares of stock at this time. If additional shares were issued, the percentage ownership interests of existing stockholders would be reduced, and, depending on the terms pursuant to which new shares were issued, the book value of outstanding stock would be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Federal Stock Charter of the Bank and the Certificate of Incorporation of the Holding Company, gives management greater flexibility in financing corporate operations.

         PAYMENT OF DIVIDENDS. Federal regulations impose certain limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, after notice, to make capital distributions during a calendar year in the amount equal to the greater of: (i) 75% of its net income for the previous four quarters; or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. Savings associations with total capital in excess of the fully phased-in capital requirement that have been notified by the OTS that they are in need of more than normal supervision will be subject to restriction on dividends. A savings institution with total capital in excess of current minimum capital ratio requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period, depending on the savings institution's level of risk-based capital. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. The Bank is a Tier 1 Association. Furthermore, the Bank would be prohibited under federal regulations from making any capital distributions, including dividends, if after making the distribution, the Bank would have:
(i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.





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
         In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Holding Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. Finally, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account which was established for the benefit of certain depositors of the Bank at the time of its conversion from mutual to stock form.

         Unlike the Bank, the Holding Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Delaware General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. After the Reorganization, however, the Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank. Although the Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Holding Company may affect the Holding Company's ability to pay dividends.

         The payment of future cash dividends by the Bank, and thus by the Holding Company, will continue to depend upon the Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. The Bank's Board of Directors considers many factors, including the Bank's profitability, maintenance of adequate capital, the Bank's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions. Before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend. If the Reorganization takes place, federal regulations will require the Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Holding Company.

         SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the holders of Bank Common Stock generally may be called by the chairman of the board, the president, a majority of the Board of Directors or upon the written request of the holders of not less than one-tenth of all the outstanding capital stock entitled to vote at the meeting. The Holding Company's Certificate of Incorporation provides that special meetings of stockholders may only be called by the Holding Company's Board of Directors or an appropriate committee appointed by the Board of Directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders and not by written consent.

         CUMULATIVE VOTING. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Bank's Federal Stock Charter and Bylaws do not allow cumulative voting rights with respect to the election of directors. The Holding Company's Certificate of Incorporation similarly provides that there shall be no cumulative voting by stockholders in the election of the Holding Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of the Holding Company to be selected at that meeting, thus precluding minority stockholder representation on the Holding Company's Board of Directors.

         NO RIGHTS OF APPRAISAL. Pursuant to OTS regulations, stockholders of the Bank do not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Bank is a party because the Bank Common Stock is listed on the American Stock Exchange. Similarly, because the Holding Company Common Stock will be listed on the American Stock Exchange following the Reorganization, stockholders of the Holding Company generally will not have dissenters' appraisal rights in connection with a business combination as to which the Holding Company is a party.

         VACANCIES ON THE BOARD OF DIRECTORS. Any vacancy on the Board of Directors of the Bank may be filled by the affirmative votes of a majority of the remaining directors although less than a quorum, and any director so appointed is to serve until the next election of directors by stockholders. Additionally, any directorship of the Bank to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office only until the next election of directors by the stockholders. The Certificate of Incorporation of the Holding Company provides that vacancies on the board and newly created directorships may be filled by a





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
two-thirds vote of the directors then in office whether or not a quorum. Directors appointed to fill a vacancy on the Holding Company's board shall hold office for the remainder of the term for that vacancy rather than only until the next election of directors by stockholders.

         NUMBER AND TERM OF DIRECTORS. The Bank's Federal Stock Charter provides that the number of directors, as stated in the Bylaws, shall not be less than seven. OTS regulations provide that the number of directors of a federal savings association may not exceed fifteen. The Bank's Bylaws provide that its Board of Directors shall consist of 11 members and shall be divided into three equal classes which shall each be elected for three-year terms. The Holding Company's Certificate of Incorporation provides that its Board of Directors shall consist of not less than five nor more than fifteen members, as set forth in its Bylaws. The Holding Company's Certificate of Incorporation sets the initial number of directors at eleven persons, who are divided into three classes, and thereafter the Board of Directors shall consist of such number of members as determined by the board in accordance with the Certificate of Incorporation. The directors of the Holding Company will be elected for three-year terms.

         REMOVAL OF DIRECTORS. OTS regulations provide that at a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The regulation states that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors pursuant to the provisions of the Bank's Federal Stock Charter or supplemental sections thereto, the provisions shall apply, with respect to the removal of a director or directors so elected, by the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. The Certificate of Incorporation of the Holding Company provides that any director or the entire Board of Directors may be removed for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.

         APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND CERTAIN BUSINESS COMBINATIONS. Under present federal regulations, the approval of the holders of at least two-thirds of the Bank Common Stock is required for a merger, consolidation or sale of assets not in the ordinary course of business (except for a merger with an interim savings institution such as Interim Savings, which requires only a majority vote), except that no stockholder approval is required if the Bank is the acquiring institution and the transaction involves, among other things, the issuance of shares of Bank Common Stock amounting to 15% or fewer of the shares of Bank Common Stock outstanding immediately prior to the transaction. The Bank may effect a dissolution pursuant to a plan adopted and approved by the Bank's Board of Directors, by the OTS, and by the holders of a majority of the Bank's outstanding shares of common stock.

         The Bank's Bylaws require the approval of the holders of (i) at least two-thirds of the Bank's outstanding shares entitled to vote (and a separate two-thirds vote of different classes of voting stock outstanding) and (ii) at least a majority of the Bank's outstanding shares of voting stock, not including shares held by a "Related Person", to approve certain "Business Combinations" and related transactions unless the transaction is approved by a majority of the Bank's "Continuing Directors." A "Business Combination" includes (i) any merger or consolidation of the Bank with or into a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Bank or of a subsidiary, to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Bank or a subsidiary of the Bank; (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Bank or a subsidiary of the Bank; (v) the issuance of any securities of the Bank or a subsidiary of the Bank to a Related Person; (vi) the acquisition by the Bank or a subsidiary of the Bank of any securities of a Related Person; (vii) any reclassification of the Bank Common Stock, the Bank, or any recapitalization involving the Bank Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the transactions described above. Such affirmative vote is required notwithstanding any other provision of the Federal Stock Charter, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

         The two-thirds super-majority voting requirement required under the Bank's Bylaws is not applicable to any transaction approved by a majority of the Continuing Directors of the Bank at a meeting at which a quorum of





                                      (19)

Continuing Directors is present, in which case the transaction then requires only such affirmative vote of stockholders as is required by any other provision of the Federal Stock Charter, any provision of law, or any agreement with any regulatory agency or national securities exchange. The term "Related Person" means any individual, corporation, partnership or other person or entity which together with its "affiliates" beneficially owns in the aggregate 10% or more of the outstanding shares of the Common Stock of the Bank, and any "affiliate" of any such individual, corporation, partnership or other person or entity. The term "Continuing Director" means any member of the Board of Directors of the Bank who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

         Under the Delaware General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Delaware corporation must generally be approved by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 203 of the Delaware General Corporation Law, however, restricts certain transactions between a Delaware corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (excluding persons who became 15% stockholders by action of the corporation alone) (an "Interested Stockholder"). For a period of three years following the date that a stockholder becomes an Interested Stockholder, Section 203 prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations;
(ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation; (iv) receipt by pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the Interested Stockholder. This restriction does not apply if: (1) before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination; or (2) upon consummation of the transaction which results in the stockholder's becoming an Interested Stockholder, the Interested Stockholder owns at least 85% of the voting stock of the company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. A Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation. At the present time, the Board of Directors does not intend to propose any such amendment.

         The Holding Company's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of the Holding Company's outstanding shares of voting stock and (ii) at least a majority of the Holding Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. The increased voting requirements in the Holding Company's Certificate of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, more than 10% of the outstanding shares of voting stock of the Holding Company. A "Business Combination" is defined to include (i) any merger, reorganization, or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of the Holding Company or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of the Holding Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related





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
Person; (vi) the acquisition by the Holding Company of any securities of the Related Person; (vii) any reclassification of the Holding Company Common Stock, or any recapitalization involving the Holding Company Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

         ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS. The Bank's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Bank at least 30 days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

         The Holding Company's Certificate of Incorporation provides that a stockholder wishing to make nominations or proposals generally must give written notice to the Secretary of the Holding Company not less than 30 nor more than 60 days before the meeting, together with certain information relating to the nomination or new business.

         AMENDMENT OF FEDERAL STOCK CHARTER, CERTIFICATE OF INCORPORATION AND BYLAWS. The Bank's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by the Bank's Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the Bank's outstanding shares of common stock. The Bylaws of the Bank may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of Bank Common Stock.

         The Holding Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of the Holding Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of a certificate provision. The specific provisions are those (i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings, (ii) requiring written notice to the Holding Company of nominations for the election of directors and new business proposals, (iii) governing the number of the Holding Company's Board of Directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) providing the mechanism for removing directors, (v) governing the requirement for the approval of certain Business Combinations involving a "Related Person," (vi) regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (vii) providing for the indemnification of directors, officers, employees and agents of the Holding Company, (viii) eliminating the liability of the directors to the Holding Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (ix) governing the required stockholder vote for amending the Certificate of Incorporation or Bylaws of the Holding Company. This provision is intended to prevent the holders of less than 80% of the outstanding stock of the Holding Company from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of the Holding Company's voting stock to prevent amendments to the Holding Company's Certificate of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

         The Holding Company's Certificate of Incorporation provides that the Holding Company's Bylaws may be amended either by a two-thirds vote of the Holding Company's Board of Directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Holding Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. Absent this provision, Delaware law provides that a corporation's bylaws may be amended by the holders of a majority of a corporation's outstanding capital stock. The Holding Company's Bylaws contain numerous provisions concerning the Holding Company's governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Holding Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Holding Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.





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
CERTAIN ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Board of Directors believes that certain of the provisions described above reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions include: the requirement of the affirmative vote of 80% of the shares outstanding for the approval of Business Combinations with Related Persons; the elimination of cumulative voting; the prohibition against the call of special meetings by stockholders; the requirement of advance notice of stockholder nominations and new business; the authorization of additional shares of Holding Company Common Stock; and the classification of the Board of Directors. The Board of Directors believes these provisions are in the best interests of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Holding Company's other constituents. Accordingly, the Board of Directors of the Holding Company and the Bank believe that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Holding Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all shareholders.

         Certain corporate takeover practices could be highly disruptive to a company and could result in inequitable treatment among the company's stockholders. These practices typically involve a purchaser's acquisition of a substantial portion of a company's capital stock and attempt to replace incumbent management and the board of directors. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the target company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders.

         While the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Reorganization, the Board of Directors, as discussed above, believes that it is appropriate to include certain provisions as part of the Holding Company's Certificate of Incorporation to protect the interests of the Holding Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Holding Company more difficult.

REGULATION OF THE HOLDING COMPANY

         Upon completion of the Reorganization, the Holding Company will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended. As such, it will be registered with the OTS and will be subject to OTS regulations, examinations and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Holding Company and with other companies affiliated with the Holding Company, and will continue to be subject to regulatory requirements as a federal savings association.





                                      (22)

         ACTIVITIES RESTRICTIONS. The Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director of the OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association.

         If the Holding Company were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by, the OTS, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as permissible for bank holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS prior to being engaged in by a multiple holding company.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company will become subject to the activities restrictions applicable to multiple holding companies. To meet its QTL test, an institution's "Qualified Thrift Investments" must represent 65% of "portfolio assets." A savings association that was not subject to penalties for failure to maintain QTL status as of June 30, 1991 shall be deemed a QTL as long as its percentage of Qualified Thrift Investments continues to equal or exceed 65% in at least nine out of each twelve months. A savings association will cease to be a QTL when its percentage of Qualified Thrift Investments as measured by monthly averages over the immediately preceding 12-month period falls below 65% for four or more months. A savings association that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Since the Bank was not subject to sanctions for failure to comply with the QTL test as of June 30, 1991, it will remain in compliance until its monthly average percentage of Qualified Thrift Investments to portfolio assets falls below 65% for four or more months as measured by monthly averages over the preceding 12-month period.

         RESTRICTIONS ON ACQUISITIONS. Savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the voting shares of an under-capitalized savings association pursuant to a ''qualified stock issuance" without that savings association being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings and loan holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings and loan holding company and the issuing savings association and transactions between the savings association and the savings and loan holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of the OTS, no director or officer of





                                      (23)
a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

         The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the bank to be acquired is located specifically permit institutions to be acquired by state-chartered banks or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

         The Bank Holding Company Act of 1956 authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings association is a permissible activity for bank holding companies, if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. In approving such an application, the Federal Reserve Board may not impose any restriction on transactions between the savings association and its holding company affiliates except as required by Sections 23A and 23B of the Federal Reserve Act.

         A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the Bank Insurance Fund ("BIF") with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings association plus an annual growth increment. In addition, the total assets of all depository institution subsidiaries of the bank holding company must be at least equal to twice the total assets of the savings association and the bank holding company and all its bank subsidiaries must meet all applicable capital standards upon consummation of the acquisition. Finally, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.

         TRANSACTIONS WITH AFFILIATES. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act, as amended. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Holding Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Additionally, in addition to the restrictions imposed by Sections 23A and 23B, no savings association may
(i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

         The restrictions contained in Section 22(h) of the Federal Reserve Act, as amended, apply to loans by savings associations to executive officers, directors and principal stockholders (such as the Holding Company). Section 22(h) requires that loans to directors, executive officers and greater than 10% stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings association (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of either, may not exceed together with all other outstanding loans to such person and affiliated entities the bank's loan-to-one borrower limit





                                      (24)

(generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, to be the greater of $25,000 or 5% of capital and surplus (up to $500,000).

ACCOUNTING TREATMENT

         The Reorganization will be accounted for as a reorganization under common control treated in a manner similar to a pooling of interests. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, and after the Reorganization, will be shown in the Holding Company's consolidated financial statements at the Bank's historical recorded values. Because the Reorganization will not result in a change in such financial statements, this Proxy Statement/Prospectus does not include financial statements of the Bank or the Holding Company.

LEGAL OPINION

         The validity of the shares of the Holding Company Common Stock issuable upon consummation of the Reorganization will be passed upon by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., Washington, D.C.

VOTE REQUIRED

         Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Annual Meeting. Since the required vote is based on the number of shares outstanding, an abstention or failure to vote, including a broker no vote, is equivalent to voting against the Plan of Reorganization. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN OF REORGANIZATION.

         THIS DESCRIPTION OF THE PROPOSED HOLDING COMPANY FOR THE BANK DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE HOLDING COMPANY ATTACHED AS EXHIBITS A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS.

- --------------------------------------------------------------------------------
                          PROPOSAL IV -- APPROVAL OF
            THE PINNACLE BANK 1996 STOCK OPTION AND INCENTIVE PLAN
- --------------------------------------------------------------------------------


GENERAL

         The Board of Directors of the Bank has adopted the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan"), subject to its approval by the Bank's stockholders. The Option Plan is attached hereto as Exhibit D and should be consulted for additional information. All statements made herein regarding the Option Plan, which are intended only to summarize the Option Plan, are qualified in their entirety by reference to the Option Plan.





                                      (25)

PURPOSE OF THE OPTION PLAN

         The purpose of the Option Plan is to advance the interests of the Bank by providing directors and selected employees of the Bank with the opportunity to acquire shares of Bank Common Stock. By encouraging such stock ownership, the Bank seeks to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Bank and its affiliates to promote the success of the business of the Bank.

DESCRIPTION OF THE OPTION PLAN

         Effective Date. The Option Plan became effective on August 28, 1996, the date of its approval by the Bank's Board of Directors (the "Plan Effective Date"). However, the effectiveness of the Option Plan and awards granted thereunder are subject to stockholder approval of the Option Plan at the Annual Meeting.

         Administration. The Option Plan is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors, consisting of at least two directors of the Bank who are non-employee directors within the meaning of the federal securities laws. The Stock Option Committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the Option Plan, to interpret the Option Plan, to prescribe, amend, and rescind rules and regulations relating to the Option Plan, and to make other decisions necessary or advisable in connection with administering the Option Plan, except to the extent that the Stock Option Committee seeks ratification of its decision by the Board. All decisions, determinations, and interpretations of the Stock Option Committee are final and conclusive on all persons affected thereby. Members of the Stock Option Committee will be indemnified to the full extent permissible under the Bank's governing instruments in connection with any claims or other actions relating to any action taken under the Option Plan. The Stock Option Committee currently consists of Directors Perdue, Baird and Cannon.

         Eligible Persons; Types of Awards. Under the Option Plan, the Stock Option Committee may grant stock options ("Options") and stock appreciation rights ("SARs") (collectively, "Awards") to such employees as the Stock Option Committee shall designate. Directors who are not employees, and Robert B. Nolen, Jr., President and Chief Executive Officer of the Bank, received the automatic grants described below (see "Automatic Grants"), and will also be eligible to receive Awards under the Option Plan. As of the Record Date, the Bank had 67 employees and 10 directors who are not employees who were eligible to participate in the Option Plan.

         Shares Available for Grants. The Option Plan reserves 85,000 shares of Bank Common Stock for issuance upon the exercise of Options or SARs. Such shares may be authorized but unissued shares, shares held in treasury, or shares held in a grantor trust created by the Bank. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Bank, the Plan provides for a proportionate adjustment in the number and kind of shares reserved for issuance under the Option Plan, the number and kind of shares subject to outstanding Awards, and the exercise prices of such Awards. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of Bank Common Stock subject to the Option shall be charged against the aggregate number of shares of Bank Common Stock remaining available under the Option Plan. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares of Bank Common Stock subject to such Awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional Awards under the Option Plan.

         Options. Options may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code, or options that are not ISOs ("Non-ISOs"). The exercise price of an ISO may not be less than the fair market value (determined under the Option Plan) of the optioned shares on the date of grant. In the case of a participant who owns more than 10% of the outstanding Bank Common Stock on the date of grant, such exercise price of an ISO may not be less than 110% of fair market value of the shares. The exercise price of a Non-ISO may not be less than 50% of the fair market value of the underlying shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Common Stock with





                                      (26)
respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Bank and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs.

         Automatic Grants. On the Plan Effective Date, each of the directors who are not also employees of Bank received a grant of an Option to purchase 2,500 shares of Bank Common Stock at an exercise price per share equal to its fair market value on the Plan Effective Date. Directors' Options vest as follows: 625 shares upon receipt of stockholder approval at the Annual Meeting and 625 shares upon completion of each of the three years subsequent to the Plan Effective Date; provided, however, that directors shall receive credit for years of service prior to the Plan Effective Date. In addition, vesting of directors' Options shall be accelerated in the event of death, retirement after age 65 or a change in control of the Bank other than the Reorganization. Options granted to such directors have a term of 10 years, and expire one year after a director terminates service on the Board for any reason (two years in the event of the director's death during the term of his directorship), but in no event later than the date on which such Options would otherwise expire.
Also on the Plan Effective Date, Robert B. Nolen, Jr., President and Chief Executive Officer of the Bank, received a grant of ISOs to purchase 10,000 shares of Bank Common Stock.

         SARs. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with Options, the optionee's exercise of the SAR cancels his or her right to exercise the Option, and vice versa. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

         Exercise of Options and SARs. The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the optionee, provided that each Option is fully exercisable on the date of its grant, but not before the Option Plan receives stockholder approval. In the absence of Committee action to the contrary, an otherwise unexpired Option granted to an employee of the Bank shall cease to be exercisable upon (i) an optionee's termination of employment for just cause, (ii) the date one year after an optionee terminates service due to disability, (iii) the date two years after an optionee terminates service due to death, or (iv) the date three months after an optionee terminates service for a reason other than just cause, death, or disability. An otherwise unexpired Option granted to a Director shall, in the absence of Committee action to the contrary, cease to be exercisable (i) the date one year after a Director terminates service on the Board of Directors (including termination due to disability) or (ii) the date two years after the Director terminates service on the Board due to death.

         An optionee may exercise Options or SARs, subject to provisions relative to their termination and any limitations on their exercise, only by
(i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of Common Stock, and (ii) in the case of Options, payment to the Bank (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. Common Stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise and may consist of shares subject to the Option being exercised.

         Restricted Stock. The Stock Option Committee has broad discretion at the time of making a Restricted Stock grant to determine a period of five years during which the shares granted will be subject to restrictions (the "Restriction Period"), and the conditions that must be satisfied in order for the shares of Restricted Stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Stock Option Committee may condition vesting upon an optionee's continued employment or upon the optionee's attainment of specific corporate, divisional or individual performance standards or goals. The Stock Option Committee may impose special vesting rules applicable if the optionee retires, becomes disabled or dies before the expiration of the Restriction Period or satisfaction of the restrictions applicable to an award of Restricted Stock.





                                      (27)

         Awards of Restricted Stock shall become 20% vested after one year of service subsequent to the date of grant, with an additional 20% becoming vested in each subsequent year of service with the Bank (subject to Stock Option Committee discretion to impose different vesting requirements). If an optionee's employment terminates due to his or her death, disability (as defined in the Option Plan), retirement after age 65, or change in control of the Bank, all restrictions expire and all shares of Restricted Stock become fully (100%) vested and, consequently unrestricted.

         Until a optionee's interest vests, his or her Restricted Stock is nontransferable and forfeitable. Nevertheless, the optionee is entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to the Restricted Stock. To the extent that a optionee becomes vested in his or her Restricted Stock at any time during the Restriction Period and has satisfied applicable income tax withholding obligations, the Bank will deliver unrestricted shares of Bank Common Stock to the optionee. At the end of the Restriction Period, the optionee will forfeit to the Bank any shares of Restricted Stock as to which he or she did not earn a vested interest during the Restriction Period.

         Change in Control. For purposes of the Option Plan, "change in control" means any one of the following events: (i) the ownership, holding or power to vote more than 25% of the Bank's voting stock; (ii) the control of the election of a majority of the Bank's directors; (iii) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the 1934 Act (except in the case of the foregoing, ownership or control of the Bank or its directors by the Holding Company itself shall not constitute a "change in control"); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the "Bank Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Bank Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining "change in control," the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed. The decision of the Stock Option Committee as to whether a change in control has occurred shall be conclusive and binding.

         Although these provisions are included in the Option Plan primarily for the protection of an optionee in the event of a change in control of the Bank, they may also be regarded as having a takeover defensive effect, which may reduce the Bank's vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Conditions on Issuance of Shares. The Stock Option Committee will have the discretionary authority to impose, in agreements, such restrictions on shares of Common Stock issued pursuant to the Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties.

         Nontransferability. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, except that Non-ISO's may be transferred in a limited manner.

         Effect of Dissolution and Related Transactions. In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Bank's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of Section 424(h) of the Internal Revenue Code, of outstanding ISOs.

         Duration of the Option Plan and Grants. The Option Plan has a term of 10 years from the Plan Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of





                                      (28)
grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the participant owns more than 10% of the Common Stock on the date of grant. The expiration of the Option Plan, or its termination by the Committee, will not affect any Award previously granted.

         Amendment and Termination of the Option Plan. The Board of Directors of the Bank may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Option Plan. No amendment, suspension, or termination of the Option Plan will, without the consent of any affected optionees, alter or impair any rights or obligations under any Award previously granted.

         Financial Effects of Awards. The Bank will receive no monetary consideration for the granting of Awards under the Option Plan. It will receive no monetary consideration, other than the exercise price, for shares of Common Stock issued to optionees upon the exercise of their Options, and will receive no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Common Stock on the date the Option is granted.

         After SARs are granted, the Bank must recognize compensation expense to the extent of the appreciation, if any, in the market price of the Common Stock to which the SARs relate over the exercise price of those shares for the particular income period. If the market value of the Common Stock subsequently declines, the Bank may recognize income or reverse the prior expense (but not by more than the aggregate of such prior expenses).

FEDERAL INCOME TAX CONSEQUENCES

         ISOs. An optionee recognizes no taxable income upon the grant of ISOs. However, upon exercise of the ISO, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the ISO must be treated by the optionee as an item of tax preference in the year of exercise for purposes of determining whether the optionee is subject to the alternative minimum tax.

         If the optionee holds the shares purchased upon exercise of an ISO for at least two years from the date the ISO is granted, and for at least one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of the ISO is taxed as long-term capital gain. If an optionee disposes of those shares before the expiration of either of these two special holding periods (a "disqualifying disposition"), the optionee must recognize ordinary income in an amount equal to the lesser of the gain realized or the difference between the exercise price and the fair market value of the Common Stock at the date of exercise, with the remainder of the gain, if any, treated as capital gain.

         The Bank will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee recognizes ordinary income because of a disqualifying disposition, the Bank may deduct an equivalent amount as compensation expense.

         Non-ISOs. Generally, an optionee recognizes no income upon the grant of a Non-ISO. An optionee must recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price. In the alternative, the holder of a Non-ISO may elect, within 30 days after the Non-ISO is granted, to recognize such income immediately upon the date of grant. A director or officer is not required to recognize income upon exercise of a non-ISO until such time as the recognition would no longer subject the director or officer to a lawsuit under the short-swing profits rule of the federal securities laws. Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. The Bank will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO.

         SARs. The grant of an SAR has no tax effect on the optionee or the Bank. Upon exercise of the SARs, however, any cash or Common Stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and the Bank will be entitled to a tax deduction for the amounts treated as compensation income.





                                      (29)

STOCK OPTIONS GRANTED

         Set forth below is certain information relating to all Options that would become effective upon stockholder approval of the Option Plan. All such Options (i) are subject to the terms and conditions described above, and (ii) will automatically expire 10 years after the date of their grant. The exercise price for these Options equals the fair market value of the Common Stock on the date of grant ($_____ per share). As of the date hereof, the Option grants disclosed below were the only Awards that had been made under the Option Plan, although future Awards are anticipated.

                                               Value of Shares           Number of Shares
         Participant (or Group)           Underlying Options ($)(1)   Subject to Options (2)
         ----------------------           -------------------------   ----------------------
 All executive officers, as a group              $   _____                   10,000
 (1 person)

 All directors who are not executive             $   _____                   25,000
 officers, as a group
 (10 persons)

- ---------------------
(1) Represents the extent to which the fair market value of the Common Stock underlying each Option ($_____ per share, based upon the closing sale price on the Record Date) exceeds the exercise price for such shares ($17.625 per share, which equaled its fair market value on August 28, 1996, the date of the grant).
(2) Represents the right to purchase the number of shares of the Common Stock that is listed opposite the name of each optionee. As of the date hereof, no other employees have been granted Options under the Option Plan.

RECOMMENDATION AND VOTE REQUIRED

         The Board of Directors has determined that the Option Plan is desirable, cost effective, and produces incentives which will benefit the Bank and its stockholders. The Board of Directors is seeking stockholder approval of the Option Plan to satisfy the requirements of the Internal Revenue Code for favorable tax treatment of ISOs, the requirements under the Bank's Federal Stock Charter for issuances of stock of the Bank to directors and officers, and the requirements of the American Stock Exchange upon which the Common Stock is listed. Stockholder approval of the Option Plan by a favorable vote of a majority of the votes eligible to be cast will satisfy all of the foregoing requirements. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION PLAN.





                                      (30)

- --------------------------------------------------------------------------------
                              NEW PLAN BENEFITS
- --------------------------------------------------------------------------------

         The following table sets forth certain information regarding the benefits to be received under the Option Plan.

                                           1996 Stock Option and Incentive Plan
                                           ------------------------------------
                                           Dollar                   Number
Name and Position                          Value ($)(1)             of Units (2)
- -----------------                          ------------             ------------
 Robert B. Nolen, Jr.                         $                        10,000

 All executive officers, as a group (1        $                        10,000
 person)

 All directors who are not executive          $                        25,000
 officers, as a group (10 persons)

- ---------
(1) Represents the extent to which the fair market value of the Common Stock underlying each Option ($_____ per share, based upon the closing sale price on the Record Date) exceeds the exercise price for such shares ($17.625 per share, which equaled its fair market value on August 28, 1996, the date of the grant).
(2) All Options listed herein have been granted subject to stockholder approval of the Option Plan. In addition to the Option grants shown herein, the Option Plan provides for future grants of Awards pursuant to the terms of the Option Plan summarized above. See "Proposal IV -- Approval of 1996 Stock Option and Incentive Plan." As of the date hereof, no Awards have been granted to employees who are not executive officers.

- --------------------------------------------------------------------------------
                    PROPOSAL V --- ADJOURNMENT OF MEETING
- --------------------------------------------------------------------------------

         Approval of each of the Plan of Reorganization and the Option Plan requires the affirmative vote of a majority of the total votes eligible to be cast at the Annual Meeting. In the event there is an insufficient number of shares present in person or by proxy at the Annual Meeting to approve either the Plan of Reorganization or the Option Plan, the Board of Directors intends to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be reconvened would be announced at the Annual Meeting, but, in order to avoid the necessity of setting a new record date or providing formal written notice of the adjournment, would in no event be more than 30 days after the date of the Annual Meeting.

         The effect of any such adjournment would be to permit the Bank to solicit additional proxies for approval of the Plan of Reorganization or the Option Plan, or both. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the subject proposals,, it would give the Bank the opportunity to solicit additional proxies in favor of the Plan of Reorganization and the Option Plan. As a result, such adjournment could be advantageous to stockholders who favor the proposed Reorganization and the Option Plan to the potential disadvantage of those who would disfavor such proposals.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

- --------------------------------------------------------------------------------
                       MARKET AND DIVIDEND INFORMATION
- --------------------------------------------------------------------------------

         The Bank Common Stock is traded on the American Stock Exchange under the symbol "PLE". The Holding Company will apply to have the Holding Company Common Stock traded on the American Stock Exchange in substitution for the Bank Common Stock under the same symbol. As of June 30, 1996, the Bank had 448 stockholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street name" through various brokerage firms.





                                      (31)

         Following are the high and low sales prices of the Bank Common Stock for the periods indicated:

                                                                               Price Range
                                                                               Common Stock
Fiscal year 1995                                                             High          Low
- ----------------------------------------------------------------------------------------------------
First Quarter                                                                15 5/8       15 1/4
Second Quarter                                                               14           13 3/4
Third Quarter                                                                14 5/8       13 3/4
Fourth Quarter                                                               16 1/8       14 3/4


Fiscal year 1996
- ----------------------------------------------------------------------------------------------------
First Quarter                                                                16 3/4       16
Second Quarter                                                               19           17 1/2
Third Quarter                                                                18 1/8       17 3/4
Fourth Quarter                                                               16 3/8       15 7/8

Dividends of $.72 ($.18 in each of the four quarters) were declared and paid during each of the fiscal years 1995 and 1996.

         The ability of the Bank to pay dividends on Bank Common Stock is restricted by federal regulations and tax considerations. Although the Holding Company will not be subject to these restrictions, the Holding Company's principal source of income initially will consist of its equity in the earnings of the Bank, and the aforementioned restrictions on the Bank's ability to pay
dividends will continue in effect.   In addition, certain limitations generally
imposed on Delaware corporations may have an impact on the Holding Company's ability to pay dividends. See "Proposal III -- Proposed Holding Company Formation -- Comparison of Stockholders' Rights -- Payment of Dividends."

- --------------------------------------------------------------------------------
                                OTHER MATTERS
- --------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting to the fullest extent permitted by applicable laws and regulations.

- --------------------------------------------------------------------------------
                                MISCELLANEOUS
- --------------------------------------------------------------------------------

         The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. The Bank has retained Corporate Communications, Inc. to assist in the management of the Bank's investor relations and other stockholder communications issues for a fee of approximately $500 per month plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. may assist in the solicitation of proxies.

         The Bank's 1996 Annual Report to Stockholders, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Bank. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.





                                      (32)

- --------------------------------------------------------------------------------
                            STOCKHOLDER PROPOSALS
- --------------------------------------------------------------------------------

         In order to be eligible for inclusion in the proxy statement and proxy relating to the 1997 annual meeting of stockholders of the Bank, or of the Holding Company if the Reorganization is consummated, any stockholder proposal to take action at such meeting must be received by the Secretary of the Bank or the Holding Company, as appropriate, at 1811 Second Avenue, Jasper, Alabama, no later than ______ __, 1997. Nothing in this paragraph shall be deemed to require the Bank or the Holding Company to include in its proxy statement and proxy relating to the 1997 annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the OTS (or, in the event the Reorganization has been completed, the SEC) in effect at the time such proposal is received.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              THOMAS L. SHERER
                                              SECRETARY
Jasper, Alabama
October __, 1996

- --------------------------------------------------------------------------------
                          ANNUAL REPORT ON FORM 10-K
- --------------------------------------------------------------------------------
A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE
30, 1996, AS FILED WITH THE OTS, WILL BE FURNISHED WITHOUT CHARGE TO
STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY,
PINNACLE BANK, 1811 SECOND AVENUE, JASPER, ALABAMA  35502-1388.
- --------------------------------------------------------------------------------





                                      (33)

                                                                       EXHIBIT A

                                 PINNACLE BANK

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION, dated August 28, 1996, by and among PINNACLE BANK, a federal stock savings bank ("Pinnacle"); PINNACLE BANCSHARES, INC., a Delaware corporation ("Holding Company"), and PINNACLE INTERIM SAVINGS BANK, FSB, a to-be-formed interim stock savings bank ("Interim Savings").

         The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of Pinnacle will be reorganized into the holding company form of ownership. The result of such reorganization will be that, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, $.01 par value per share, of Pinnacle ("Pinnacle Common Stock") will be held by Holding Company, and the holders of the issued and outstanding shares of Pinnacle Common Stock will become the holders of the issued and outstanding shares of the common stock, $.01 par value per share, of Holding Company ("Holding Company Common Stock").

         The reorganization of Pinnacle will be accomplished by the following steps: (1) the formation by Pinnacle of a wholly owned operating subsidiary, Holding Company, incorporated under the laws of the State of Delaware for the primary purpose of becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole holder of the capital stock of Pinnacle; (2) the formation of an interim federal stock savings bank, Interim Savings, which will be wholly owned by Holding Company; and (3) the merger of Interim Savings into Pinnacle, with Pinnacle as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Pinnacle Common Stock will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Holding Company Common Stock; and (ii) all of the issued and outstanding shares of common stock of Interim Savings will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Pinnacle Common Stock, which will be all of the issued and outstanding capital stock of Pinnacle.

         NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:

                                   ARTICLE I

                         MERGER OF INTERIM SAVINGS INTO
                          PINNACLE AND RELATED MATTERS

         1.1 The Merger. On the Effective Date, Interim Savings will be merged with and into Pinnacle (the "Merger") and the separate existence of Interim Savings shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim Savings, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of Pinnacle. Pinnacle shall be deemed to be a continuation of Interim Savings, and Pinnacle shall succeed to the rights and obligations of Interim Savings.

         1.2 Continued Existence of Pinnacle. Following the Merger, the existence of Pinnacle shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the United States with a Federal Stock Charter and Bylaws in the form approved by the Office of Thrift Supervision (the "OTS"). The Federal Stock Charter and Bylaws of Pinnacle, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

         1.3 Continued Business of Pinnacle. From and after the Effective Date, and subject to the actions of the Board of Directors of Pinnacle, the business presently conducted by Pinnacle (whether directly or through its subsidiary) will continue to be conducted by it, as a wholly owned subsidiary of Holding Company, and the present directors and officers of Pinnacle will continue in their present positions.

         1.4 Office Locations. The locations of the home and branch offices of Pinnacle immediately prior to the Effective Date shall continue to be the locations of the home and branch offices, respectively, of Pinnacle from and after the Effective Date.

         1.5 Savings Accounts. The issuance of savings accounts and other instruments and obligations by Pinnacle shall not be affected by the Merger.

         1.6 Further Assurances. Pinnacle and Interim Savings each agree that at any time, or from time to time, as and when requested by Pinnacle or by its successors or assigns, Interim Savings will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers or by the corresponding officers of Pinnacle (Interim Savings hereby authorizing such officer so to act in its name), all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as Pinnacle or its successors or assigns may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this
Article I, or otherwise to carry out the intents and purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF STOCK

         2.1 Conversion of Stock. The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the respective shares of common stock of the parties to this Agreement shall be as follows:

         2.1.1 Holding Company Common Stock. On the Effective Date, any shares of Holding Company Common Stock that may be held by Pinnacle immediately prior to the Effective Date shall be canceled and shall no longer be deemed outstanding for any purpose.

         2.1.2 Pinnacle Common Stock. On the Effective Date, each share of Pinnacle Common Stock issued and outstanding immediately prior to the Effective Date shall automatically, by operation of law and without any action on the part of the holder thereof, be converted into and shall become one share of Holding Company Common Stock.

         2.1.3 Interim Savings Common Stock. Each share of common stock of Interim Savings issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law and without any action on the part of the holder thereof be converted into and shall become one share of Pinnacle Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Effective Date, all of the issued and outstanding shares of Pinnacle Common Stock shall be held by Holding Company.

         2.1.4 Exchange of Pinnacle Common Stock. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Pinnacle Common Stock, shall, upon surrender of the same to the designated agent of Pinnacle ("Exchange Agent"), be entitled to receive, in exchange therefore, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Article II. Until so surrendered, each such outstanding certificate that, prior to the Effective Date, represented shares of Pinnacle Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Pinnacle Common Stock shall have been so converted. Former holders of shares of Pinnacle Common Stock will not be required to exchange their Pinnacle Common Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock.

         2.1.5 Full Satisfaction. All shares of Holding Company Common Stock into which shares of Pinnacle Common Stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

         2.1.6 Sole Rights, Etc. On the Effective Date, the holders of certificates formerly representing Pinnacle Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the Pinnacle Common Stock, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Pinnacle Common Stock shall have been converted by the Merger.

         2.2. Continued Effectiveness of Stock Option Plan. On the Effective Date, the First Federal of Alabama, FSB 1986 Stock Option and Incentive Plan and, if approved by Pinnacle's stockholders, the Pinnacle Bank 1996 Stock Option and Incentive Plan (collectively, the "Option Plans") shall automatically, by operation of law, be continued as and become the stock option plans of Holding Company. On the Effective Date, each unexercised option to purchase shares of Pinnacle Common Stock under the Option Plans outstanding at that time will be automatically converted into an unexercised option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock in lieu of shares of Pinnacle Common Stock, and Holding Company shall assume all of Pinnacle's obligations with respect to the Option Plans. By approving this Agreement, stockholders of Pinnacle will be approving the adoption by Holding Company of the Option Plans as the stock option plans of Holding Company.

                                  ARTICLE III

                         CONDITIONS TO THE OBLIGATIONS
                                  OF PINNACLE,
                      HOLDING COMPANY AND INTERIM SAVINGS

         3.1 Conditions. The obligations of Pinnacle, Holding Company and Interim Savings to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

         3.1.1 Stockholder Approvals. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of Pinnacle Common Stock shall, at a meeting of the stockholders of Pinnacle duly called, have approved this Agreement by the affirmative vote of fifty percent of the outstanding shares of Pinnacle Common Stock plus one affirmative vote.

         3.1.2 Registration. The shares of Holding Company Common Stock to be issued to holders of Pinnacle Common Stock pursuant to the Merger shall, if required under applicable law, have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended, and Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of the Holding Company Common Stock.

         3.1.3 Approvals, Consents. Any and all approvals from the OTS, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

         3.1.4 Tax Status. Pinnacle shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel or independent auditors, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Pinnacle Common Stock upon the exchange of Pinnacle Common Stock held by them solely for Holding Company Common Stock.


                                   ARTICLE IV

                             TERMINATION; EXPENSES

         4.1 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of any of the parties hereto, if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

         4.2 No Further Obligation. In the event of the termination of this Agreement pursuant to this Article IV, this Agreement shall be void and of no further force or effect, and there shall be no further liability or obligation of any nature by reason of this Agreement or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

         4.3 Costs and Expenses. Pinnacle shall pay all costs and expenses incurred by it, Holding Company and Interim Savings in connection with this Agreement and the transactions contemplated hereunder.

                                   ARTICLE V

                            EFFECTIVE DATE OF MERGER

         Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the Secretary of the OTS and shall cause to be filed with such other federal or state regulatory agencies all such certificates and other documents as may be required in the opinion of counsel to Pinnacle and Holding Company. Upon approval by the OTS and endorsement of such Articles of Combination by the Secretary of the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The "Effective Date" for all purposes hereunder shall be the date of such endorsement by the Secretary of the OTS.


                                   ARTICLE VI

                                 MISCELLANEOUS

         6.1 Waiver. Any of the terms or conditions of this Agreement which may legally be waived may be waived at any time by any party hereto which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

         6.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to Pinnacle, Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel to Pinnacle such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of Pinnacle, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to Pinnacle, Holding Company or their stockholders.

         6.3 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

         6.4 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement.

         6.5 Execution by Interim Savings. Pinnacle and Holding Company acknowledge that, as of the date hereof, the charter of Interim Savings has not been issued by the OTS and therefore Interim Savings does not have the legal capacity to execute this Agreement. Holding Company, as the organizer and sole shareholder of Interim Savings, agrees to cause Interim Savings to execute this Agreement promptly following the issuance of Interim Savings's charter by the OTS. Pinnacle and Holding Company agree to be bound by this Agreement prior to and following such execution by Interim Savings.

         6.6 Offices. A list of the office locations of Pinnacle is attached hereto as Schedule A and is incorporated herein by reference.

         6.7 Directors. A list of the directors of Pinnacle, their residence addresses and their terms of office is attached hereto as Schedule B and is incorporated herein by reference.

         6.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Alabama, except insofar as the federal law of the United States is deemed to preempt such law or otherwise apply.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.


                                PINNACLE BANK



                                By:
                                     ---------------------------------------
                                     Robert B. Nolen, Jr.
                                     President and Chief Executive Officer


                                PINNACLE INTERIM SAVINGS BANK, FSB
                                (in formation)



                                By:
                                     ---------------------------------------
                                     Robert B. Nolen, Jr.
                                     President and Chief Executive Officer


                                PINNACLE BANCSHARES, INC.



                                By:
                                     ---------------------------------------
                                     Robert B. Nolen, Jr.
                                     President and Chief Executive Officer

                                                                       Exhibit B

                          CERTIFICATE OF INCORPORATION

                                       OF

                           PINNACLE BANCSHARES, INC.


                                   ARTICLE I

                                      Name

         The name of the corporation is Pinnacle Bancshares, Inc. (herein the "Corporation").


                                   ARTICLE II

                               Registered Office

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

                                     Powers

         The purpose for which the Corporation is organized is to act as a savings institution holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                      Term

         The Corporation is to have perpetual existence.


                                   ARTICLE V

                                  Incorporator

         The name and mailing address of the incorporator are as follows:

                 Name                                       Mailing Address
                 ----                                       ---------------
         Robert B. Nolen, Jr.                               1811 Second Avenue
                                                            Jasper, Alabama  35502-1388

                                   ARTICLE VI

                               Initial Directors

         The number of directors constituting the initial board of directors of the Corporation is eleven (11), and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified, together with the classes of directorships to which such persons have been assigned, are:

               Name                              Address                               Class
               ----                              -------                               -----
         James W. Cannon                1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      I
         Robert  B. Nolen, Jr.          1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      I
         Max W. Perdue                  1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      I
         Carlton Mayhall, Jr.           1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      I
         Melvin R. Kacharos             1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      II
         John D. Baird                  1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      II
         Greg Batchelor                 1811 Second Avenue

                                        Jasper, Alabama  35502-1388                      II
         O. H. Brown                    1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      III
         Sam W. Murphy                  1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      III
         Al H. Simmons                  1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      III
         J. T. Waggoner                 1811 Second Avenue
                                        Jasper, Alabama  35502-1388                      III


                                  ARTICLE VII

                                 Capital Stock

         The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 2,500,000 of which 2,400,000 are to be shares of common stock, $.01 par value per share, and of which 100,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article VII or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

         A. Common Stock. Except as provided in this Certificate, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in this Certificate.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

         In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

         Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation, except as otherwise expressly set forth in this Certificate.

         B. Serial Preferred Stock. Except as provided in this Certificate, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

         (1) the distinctive serial designation and the number of shares constituting such series;

         (2) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

         (3) the voting powers, full or limited, if any, of the shares of such series;

         (4) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

         (5) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

         (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (8) the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

         (9) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except as otherwise expressly set forth in this Certificate.

                                  ARTICLE VIII

                               Preemptive Rights

         No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.


                                   ARTICLE IX

                              Repurchase of Shares

         The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                   ARTICLE X

                  Meetings of Stockholders; Cumulative Voting

         A. Notwithstanding any other provision of this Certificate or the bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         B. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons.

         C. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

         D. Meetings of stockholders may be held at such place as the bylaws may provide.


                                   ARTICLE XI

                      Notice for Nominations and Proposals

         A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to the date of any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

         B. Each such notice given by a stockholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in this Certificate to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

         C. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.


                                  ARTICLE XII

                                   Directors

         A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time by action by the board of directors, provided that no action shall be taken to decrease or increase the number of directors unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

         B. Classified Board. The board of directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of this Article XII, should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class I; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II. At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

         Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

         Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article XII. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.


                                  ARTICLE XIII

                              Removal of Directors

         Notwithstanding any other provision of this Certificate or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.


                                  ARTICLE XIV

                   Approval of Certain Business Combinations

         The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

         A.      (1)      Except as otherwise expressly provided in this
         Article XIV, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

                          (a)     any merger or consolidation of the
                 Corporation with or into a Related Person (as hereinafter defined);

                          (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

                          (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

                          (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

                          (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

                          (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

                          (g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

                          (h) any agreement, contract or other arrangement providing for any of the transactions described in this
                 Article XIV.

                 (2)      Such affirmative vote shall be required
         notwithstanding any other provision of this Certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

                 (3)      The term "Business Combination" as used in this
         Article XIV shall mean any transaction which is referred to in any one or more of subparagraphs A(l)(a) through (h) above.

         B. The provisions of paragraph A shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of this certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

         C. For the purposes of this Article XIV the following definitions apply:

                 (1) The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options or otherwise, shall be deemed "beneficially owned" by such Related Person.

                 (2) The term "Substantial Part" shall mean more than 25% of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

                 (3) The term "Continuing Director" shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board.

                 (4) The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

                                   ARTICLE XV

                      Evaluation of Business Combinations

         In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination (as defined in Article XIV) or a tender or exchange offer, the board of directors of the Corporation may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

                                  ARTICLE XVI

                                Indemnification

         A. Persons. The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

                 (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

                 (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

         B. Extent -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

                 (1)      he is successful on the merits or otherwise; or

                 (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. Extent -- Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                 (1)      he is successful on the merits or otherwise; or

                 (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

         F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

                 (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

                 (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

                 (3)      the stockholders of the Corporation.

         G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

                 (1) the board of directors authorizes the specific payment; and

                 (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

         I. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         J. Continuation. The indemnification provided by this Article XVI shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

         K. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

         L.      Intention and Savings Clause. It is the intention of this
Article XVI to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the

Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in paragraph A of this Article XVI, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.


                                  ARTICLE XVII

                      Limitations on Directors' Liability

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware or other Delaware law is amended or enacted after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                 ARTICLE XVIII

                              Amendment of Bylaws

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of two-thirds of the board of directors. Notwithstanding any other provision of this Certificate or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.


                                  ARTICLE XIX

                   Amendment of Certificate of Incorporation

         The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII and this Article XIX may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting); except that such repeal, alteration, amendment or rescission may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) if the same is first approved by a majority of the Continuing Directors, as defined in Article XIV of this Certificate.

                                                                       Exhibit C

                                     BYLAWS

                                       OF

                           PINNACLE BANCSHARES, INC.

                                   ARTICLE I

                           Principal Executive Office

         The principal executive office of PINNACLE BANCSHARES, INC. (the "Corporation") shall be at 1811 2nd Avenue, in the County of Jasper, in the County of Walker, in the State of Alabama. The Corporation may also have offices at such other places within or without the State of Alabama as the board of directors shall from time to time determine.


                                   ARTICLE II

                                  Stockholders

         SECTION 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place within or without the State of Delaware as the board of directors may determine and as designated in the notice of such meeting.

         SECTION 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the board of directors may determine.

         SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by the board of directors or by a committee of the board of directors in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with these Bylaws or as otherwise prescribed by the board of directors. The chairman or the chief executive officer of the Corporation shall preside at such meetings.

         SECTION 5. Notice of Meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed by the secretary or the officer performing his duties, not less than ten days nor more than fifty days before the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6, with postage thereon prepaid. If a stockholder is present at a meeting, or in writing waives notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. When any stockholders' meeting, either annual or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.

         SECTION 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty days, and in case of a meeting of stockholders not less than ten days, prior to the date on which the particular action requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

         SECTION 7. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten days before each meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. The record, for a period of ten days before such meeting, shall be kept on file at the principal office of the Corporation, whether within or outside the State of Florida, and shall be subject to inspection by any stockholder for any purpose germane to the meeting at any time during usual business hours. Such record shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder for any purpose germane to the meeting during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such record or transfer books or to vote at any meeting of stockholders.

         SECTION 8. Quorum. One-third of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than one-third of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

         SECTION 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.

         SECTION 10. Voting. At each election for directors every stockholder entitled to vote at such election shall be entitled to one vote for each share of stock held. Unless otherwise provided by the Certificate of Incorporation, by statute, or by these Bylaws, a majority of those votes cast by stockholders at a lawful meeting shall be sufficient to pass on a transaction or matter, except in the election of directors, which election shall be determined by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

         SECTION 11. Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

         SECTION 12. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

         A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

         Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

         SECTION 13. Inspectors of Election. In advance of any meeting of stockholders, the chairman of the board or the board of directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the board of directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board may make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment in advance of the meeting or at the meeting by the chairman of the board or the president.

         Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

         SECTION 14. Nominating Committee. The board of directors or a committee appointed by the board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least twenty days prior to the date of the annual meeting. Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 15. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as provided in the Corporation's Certificate of Incorporation.


                                  ARTICLE III

                               Board of Directors

         SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of its board of directors. The chairman shall preside at all meetings of the board of directors.

         SECTION 2. Term and Election. The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected or qualified. The board of directors shall be classified in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 3. Regular Meetings. A regular meeting of the board of directors shall be held at such time and place as shall be determined by resolution of the board of directors without other notice than such resolution.

         SECTION 4. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman, the chief executive officer or one-third of the directors. The person calling the special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by such persons.

         Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

         SECTION 5. Notice. Written notice of any special meeting shall be given to each director at least two days previous thereto delivered personally or by telegram or at least seven days previous thereto delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 6. Quorum. A majority of the number of directors fixed by Section 2 shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article III.

         SECTION 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by these Bylaws, the Certificate of Incorporation, or the General Corporation Law of the State of Delaware.

         SECTION 8. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

         SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman. Unless otherwise specified therein such resignation shall take effect upon receipt thereof by the chairman.

         SECTION 10. Vacancies. Any vacancy occurring in the board of directors shall be filled in accordance with the provisions of the Corporation's Certificate of Incorporation. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office or by election at an annual meeting or at a special meeting of the stockholders held for that purpose. The term of such director shall be in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 11. Removal of Directors. Any director or the entire board of directors may be removed only in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 12. Compensation. Directors, as such, may receive compensation for service on the board of directors. Members of either standing or special committees may be allowed such compensation as the board of directors may determine.

         SECTION 13. Age Limitation of Directors. No person shall be eligible for election, reelection, appointment or reappointment to the board of directors if such person is then more than seventy-two (72) years of age.


                                   ARTICLE IV

                      Committees of the Board of Directors

         The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of one or more directors of the Corporation appointed by a majority of the whole board. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

         The board shall have power at any time to change the members of, to fill vacancies in, and to discharge any committee of the board. Any member of any such committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the board, the chairman of the board, the chief executive officer, the chairman of such committee, or the secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the board called for that purpose.


                                   ARTICLE V


                                    Officers

         SECTION 1. Positions. The officers of the Corporation shall be a chairman, a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

         SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with
Section 3 of this Article V.

         SECTION 3. Removal. Any officer may be removed by vote of two-thirds of the board of directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

         SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

         SECTION 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.


                                   ARTICLE VI

                     Contracts, Loans, Checks and Deposits

         SECTION 1. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Corporation's Certificate of Incorporation or these Bylaws with respect to certificates for shares, the board of directors or the executive committee may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

         SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

         SECTION 3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner, including in facsimile form, as shall from time to time be determined by resolution of the board of directors.

         SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the board of directors may select.


                                  ARTICLE VII

                   Certificates for Shares and Their Transfer

         SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the chairman of the board of directors or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

         SECTION 2. Form of Share Certificates. All certificates representing shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any stockholder upon request and without charge a full statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

         Each certificate representing shares shall state upon the face thereof: That the Corporation is organized under the laws of the State of Delaware; the name of the person to whom issued; the number and class of shares, the designation of the series, if any, which such certificate represents; the par value of each share represented by such certificate, or a statement that the shares are without par value. Other matters in regard to the form of the certificates shall be determined by the board of directors.

         SECTION 3. Payment for Shares. No certificate shall be issued for any share until such share is fully paid.

         SECTION 4. Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

         SECTION 6. Lost Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.


                                  ARTICLE VIII

                           Fiscal Year; Annual Audit

         The fiscal year of the Corporation shall end on the last day of June of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.


                                   ARTICLE IX

                                   Dividends

         Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in the Corporation's own stock.


                                   ARTICLE X

                                Corporation Seal

         The corporate seal of the Corporation shall be in such form as the board of directors shall prescribe.


                                   ARTICLE XI

                                   Amendments

         In accordance with the Corporation's Certificate of Incorporation, these Bylaws may be repealed, altered, amended or rescinded by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting). In addition, the board of directors may repeal, alter, amend or rescind these Bylaws by vote of two-thirds of the board of directors at a legal meeting held in accordance with the provisions of these Bylaws.

                                                                       Exhibit D

                                 PINNACLE BANK
                      1996 STOCK OPTION AND INCENTIVE PLAN


1.       PURPOSE OF THE PLAN.

                 The purpose of this Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Plan") is to advance the interests of the Bank through providing select key Employees and Directors of the Bank and its Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Bank seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Bank or any Affiliate to promote the success of the business.

2.       DEFINITIONS.

                 As used herein, the following definitions shall apply.

         (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Bank, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

         (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

         (c) "Awards" shall mean, collectively, Options, SARs, and Restricted Stock unless the context clearly indicates a different meaning.

         (d)     "Bank" shall mean Pinnacle Bank.

         (e)     "Board" shall mean the Board of Directors of the Bank.

         (f) "Change in Control" shall mean any one of the following events: (1) the ownership, holding or power to vote more than 25% of the Bank's voting stock, (2) the control of the election of a majority of the Bank's directors, (3) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (except in the case of (1), (2) and (3) hereof, ownership or control of the Bank or its directors by a holding company formed by the Bank shall not constitute a "Change in Control"), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the "Bank Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Bank Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (h) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

         (i) "Common Stock" shall mean the common stock, par value $.01 per share, of the Bank.

         (j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Bank or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank, in the case of transfers between payroll locations of the Bank or between the Bank, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

         (k) "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

         (l) "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a

                 Participant from fulfilling his or her duties or responsibilities to the Bank or an Affiliate.

         (m) "Effective Date" shall mean the date specified in Paragraph 15 hereof.

         (n) "Employee" shall mean any person employed by the Bank or an Affiliate.

         (o) "Exercise Price" shall mean the price per Optioned Share at which an Option or SAR may be exercised.

         (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

         (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

         (r) "Non-Employee Director" shall mean any member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3.

         (s) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

         (t)     "Option" means an ISO and/or a Non-ISO.

         (u) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

         (v) "Participant" shall mean any person who receives an Award pursuant to the Plan.

         (w) "Plan" shall mean this Pinnacle Bank 1996 Stock Option and Incentive Plan.

         (x) "Restricted Stock" means Common Stock which is subject to restrictions against transfer and forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 11.

         (y) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         (z)     "Share" shall mean one share of Common Stock.

         (aa) "SAR" (or "Stock Appreciation Right") means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock.

         (bb) "Year of Service" shall mean a full 12-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has continuously been an Employee or Director of the Bank or an Affiliate.

3.       TERM OF THE PLAN AND AWARDS.

         (a) Term of the Plan. The Plan shall continue in effect for a term of 10 years from the Effective Date, unless sooner terminated pursuant to Paragraph 17 hereof. No Award shall be granted under the Plan after 10 years from the Effective Date.

         (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

4.       SHARES SUBJECT TO THE PLAN.

         (a) General Rule. The aggregate number of Shares deliverable pursuant to Awards shall not exceed 85,000 Shares, as such number may be adjusted on and after the Effective Date pursuant to Paragraph 12 hereof. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Bank. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

         (b) Special Rule for SARs. The number of Shares with respect to which an SAR is granted, but not the number of Shares which the Bank delivers or could deliver to an Employee or individual upon exercise of an SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 10 hereof, shall not be available for the grant of further Options under the Plan.

5.       ADMINISTRATION OF THE PLAN.

         (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors.

         (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

         (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee.

                 Each such Agreement shall constitute a binding contract between the Bank and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms
                 and restrictions of the Plan and of such Agreement.   The
                 terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement
                 (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to, and the expiration date of, the Award,
                 (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

                          The Chairman of the Committee and such other
                 Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Bank and to cause them to be delivered to the recipients of Awards.

         (d) Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

         (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Bank's governing instruments with respect to the indemnification of Directors.

6.       GRANT OF OPTIONS.

         (a) General Rule. In its sole discretion, the Committee may grant Awards to Directors and select key Employees. In selecting those Directors and Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider their respective positions, duties and responsibilities, the value of their services to the Bank and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, the Committee shall automatically make the Awards specified in Sections 6(b) and 6(d) hereof.

         (b) Automatic Grants to Employees. On the Effective Date, each of the following Employees shall receive an Option (in the form of an ISO, to the extent permissible under the Code) to purchase the number of Shares listed below, at an Exercise Price per Share equal to the Market Value of a Share on the Effective Date; provided that such grant shall not be made to an Employee whose Continuous Service terminates on or before the Effective Date: Robert B. Nolen, Jr. - 10,000 shares.

                          With respect to each of the above-named Employees,
                 the Option granted to the Employee hereunder (i) shall vest in accordance with the general rule set forth in Paragraph 8(a) of the Plan, (ii) shall have a term of ten years from the Effective Date, except as limited by Paragraph 3(b), and (iii) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of a Employee's termination of Continuous Service on the Employee's right to exercise his Options.

         (c) Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Bank or any present or future Affiliate of the Bank) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

         (d) Automatic Grants to Directors. Notwithstanding any other provisions of this Plan, each Director who is not an Employee but is a Director on the Effective Date shall receive, on said date, Non-ISOs to purchase 2,500 of the Shares reserved under Paragraph 4(a) hereof. Such Non-ISOs shall have an Exercise Price per Share equal to the Market Value of a Share on the date of grant.

7.       EXERCISE PRICE FOR OPTIONS.

         (a) Limits on Committee Discretion. The Exercise Price as to any particular Option shall not be less than 50% of the Market Value of the Optioned Shares on the date of grant (100% in the case of ISOs). In the case of an Employee who owns Shares representing more than 10% of the Bank's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

         (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the Nasdaq National Market) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on the trading day immediately preceding such date on which sales were effected. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion. Notwithstanding the foregoing, in the event that either (i) the Committee exercises its discretion to impose transfer (or other) restrictions on the Shares subject to an Option, or (ii) the Plan requires specified transfer restrictions, the Committee shall make an appropriate adjustment in determining the Market Value of the Shares subject to such an Option (in order to take into account that their fair market value may be less than the fair market value of unrestricted Shares).

8.       EXERCISE OF OPTIONS BY EMPLOYEES.

         (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after the six-month period following the date of its grant, subject to Paragraph 14 hereof. An Option may not be exercised for a fractional Share.

         (b) Procedure for Exercise. An Employee may exercise Options, subject to provisions relative to its termination and any limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Bank (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise, and may consist of Shares subject to the Option being exercised. An Employee who exercises Non-ISOs pursuant to this Paragraph may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Employee already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

         (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an Option may be exercised hereunder only while the Employee is employed by the Bank and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's Continuous Service terminates by reason of --

                 (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Employee and the Bank (and, in the absence of any such agreement, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Employee's rights to exercise such Option shall expire on the date of such termination;

                 (2) Death, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Employee may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

                 (3) Disability, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his or her Disability, such Option may be exercised within one year from the date of termination of employment due to Disability, but not later than the date on which the Option would otherwise expire.

         (d) Effect of the Committee's Decisions. The Committee's determination whether an Employee's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

         (e) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 8(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by an Employee whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Employee's last day of service with the Bank, subject to the provisions of Paragraph 8(c) hereof.

9.       EXERCISE OF OPTIONS BY NON-EMPLOYEE DIRECTORS.

         (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after six months following the date of its grant, subject to paragraph 14 hereof. An Option may not be exercised for a fractional share.

         (b)     Terms of Exercise.

                 (i) Options received by Directors who are not Employees will become exercisable in accordance with the general rule set forth in Paragraph 8(a) hereof, and may be exercised from time to time by (a) written notice of intent to exercise the Option with respect to all or a specified number of the Optioned Shares, and (b) payment to the Bank (contemporaneously with the delivery of such notice), in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of the Optioned Shares with respect to which the Option is then being exercised. Each such notice and payment shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. A Director who exercises Options may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Participant already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

                 (ii) Options granted to Directors who are not Employees shall have a term of 10 years; provided that Options so granted shall expire one year after the date on which a Director terminates Continuous Service on the Board, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's death during the term of his directorship, such Options shall become immediately exercisable, and may be exercised within two years from the date of his death by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's Disability during his or her directorship, the Director's Option shall become immediately exercisable, and such Option may be exercised within one year of the termination of directorship due to Disability, but not later than the date that the Option would otherwise expire. Unless otherwise inapplicable or inconsistent with the provisions of this Paragraph, the Options to be granted to Directors hereunder shall be subject to all other provisions of this Plan.

         (c) Effect of the Committee's Decisions. The Committee's determination whether a Director's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

         (d) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 9(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by a Director whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Director's last day of service with the Bank, subject to the provisions of Paragraph 9(b) hereof.

10.      SARS (STOCK APPRECIATION RIGHTS).

         (a) Granting of SARs. In its sole discretion, the Committee may from time to time grant SARs to Employees either in conjunction with, or independently of, any Options granted under the Plan. An SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, an SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. An SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

                 (1)      The SAR will expire no later than the ISO;

                 (2) The SAR may be for no more than the difference between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

                 (3) The SAR is transferable only when the ISO is transferable, and under the same conditions;

                 (4) The SAR may be exercised only when the ISO may be exercised; and

                 (5) The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

         (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Optioned Shares on the date of grant.

         (c) Timing of Exercise. Unless otherwise provided by the Committee pursuant to an applicable Agreement, an SAR be exercised at any time following the six-month period following the date of its grant, subject to the provisions of Paragraph 8(c) regarding the period of exercisability and the provisions of Paragraph 8(e) regarding the acceleration of vesting.

         (d) Exercise of SARs. An SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that an SAR may not be exercised for a fractional Share. Upon exercise of an SAR, the Participant shall be entitled to receive, without payment to the Bank except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the excess of the then aggregate Market Value of the number of Optioned Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Optioned Shares. This amount shall be payable by the Bank, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.

         (e) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

         11.     RESTRICTED STOCK AWARDS.

         Any Share of Restricted Stock which the Committee may grant to key Employees shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in the applicable Agreement:

         (a) Restriction Period. At the time of each award of Restricted Stock, there shall be established for the Restricted Stock a restriction period, which shall be no greater than 5 years (the "Restriction Period"). The length of such Restriction Period may differ among Participants and may have different expiration dates with respect to portions of Shares of Restricted Stock covered by the same award.

         (b) Vesting Restrictions. The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or the attainment of specific corporate, divisional or individual performance standards or goals, which restrictions may differ with respect to each Participant. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period, and may provide for early termination of any Restriction Period in the event of satisfaction of the specified restrictions prior to expiration of the Restricted Period.

         (c) Vesting. An amount equal to 20% of the Shares of Restricted Stock subject to a Restricted Stock award shall be earned and become non-forfeitable by a Participant upon his completion of each of five Years of Service (subject to Committee discretion to impose different vesting requirements but in no case may such vesting requirement be for a period less than six months following the grant of the SAR). For purposes of this paragraph, with respect to each vesting event, "Year of Service" means a full 12-month period, measured from the date of a Restricted Stock award and each annual anniversary of that date, during which the Participant has continuously been a Participant.

         (d) Acceleration of Vesting. Notwithstanding the vesting schedule contained in Paragraph 11(c) above, all Shares of Restricted Stock held by a Participant whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control, shall be deemed 100% earned and non-forfeitable as of the Participant's last day of service with the Bank and shall be distributed as soon as practicable thereafter.

         (e) Ownership; Voting. Stock certificates shall be issued in respect of Restricted Stock awarded hereunder and shall be registered in the name of the Participant, whereupon the Participant shall become a stockholder of the Bank with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Shares and the right to vote such Shares. Said stock certificates shall be deposited with the Bank or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the Shares represented thereby are subject to restrictions against transfer and forfeiture:

                                  "The transferability of this certificate and
                          the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Pinnacle Bank 1996 Stock Option and Incentive Plan, and an agreement entered into between the registered owner and Pinnacle Bank. Copies of such Plan and Agreement are on file in the offices of the Secretary of Pinnacle Bank."

         (f) Lapse of Restrictions. At the expiration of the Restricted Period applicable to the Restricted Stock, the Bank shall deliver to the Participant, or the legal representative of the Participant's estate, or if the personal representative of the Participant's estate shall have assigned the estate's interest in the Restricted Stock, to the person or persons to whom his rights under such stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Bank shall cause such certificates to be reissued without the legend.

         (g) Forfeiture of Restricted Stock. The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

12.      EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

         (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Bank which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Bank.

         (b)     Transactions in which the Bank is Not the Surviving Entity.
                 In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Bank's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

         (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b)(1) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

         (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

         (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

13.      NON-TRANSFERABILITY OF AWARDS.

                 Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Rule 16b-3, and except to the extent otherwise provided in the terms of an Agreement, a Participant who is granted Non-ISOs pursuant to this Plan may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Non-ISOs so transferred may not again be transferred other than (i) to the Participant originally receiving the grant of Non-ISOs, or (ii) to an individual or trust to whom such Participant could have transferred Non-ISOs pursuant to this Paragraph 13. Non-ISOs which are transferred pursuant to this Paragraph 13 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hands of the Participant originally receiving the grant of such Non-ISOs.

14.      TIME OF GRANTING AWARDS.

                 The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

15.      EFFECTIVE DATE.

                 The Plan shall become effective immediately upon its approval by the Board, subject to stockholder approval as may be required.

16.      MODIFICATION OF AWARDS.

                 At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

17.      AMENDMENT AND TERMINATION OF THE PLAN.

                 The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plans. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

18.      CONDITIONS UPON ISSUANCE OF SHARES.

         (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

         (b) Special Circumstances. The inability of the Bank to obtain approval from any regulatory body or authority deemed by the Bank's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, the Bank may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

         (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

19.      RESERVATION OF SHARES.

                 The Bank, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

20.      WITHHOLDING TAX.

                 The Bank's obligation to deliver Shares upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations.

21.      NO EMPLOYMENT OR OTHER RIGHTS.

                 In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Bank or any Affiliate of such corporations. Except to the extent provided in Paragraphs 6(b) and 6(d), no Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

22.      GOVERNING LAW.

                 The Plan shall be governed by and construed in accordance with the laws of the State of Alabama, except to the extent that federal law shall be deemed to apply.

============================================================        ===================================================

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT
 CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF
 GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD                                 PINNACLE BANK
 NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.  THIS PROXY
 STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
 A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY
 JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE
 SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.  NEITHER
 THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY
 DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY
 STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES,
 CREATE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
 AFFAIRS OF PINNACLE BANK OR PINNACLE BANCSHARES, INC.
 SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                                                                     PINNACLE BANCSHARES, INC.
                 TABLE OF CONTENTS
                                                       Page
                                                       ----
Summary Information on Proposed
  Holding Company Formation . . . . . . . . . . .        i
Introduction  . . . . . . . . . . . . . . . . . .        1
Voting and Revocation of Proxies  . . . . . . . .        1
Voting Securities and Principal Holders Thereof .        1
Proposal I - Election of Directors  . . . . . . .        2
Proposal II - Ratification of
  Appointment of Independent
  Auditors  . . . . . . . . . . . . . . . . . . .        7
Proposal III - Proposed Holding Company                                                  ----------------
  Formation . . . . . . . . . . . . . . . . . . .        7
Proposal IV - Approval of the Pinnacle Bank                                              Proxy Statement/
  1996 Stock Option and Incentive Plan  . . . . .       25
New Plan Benefits . . . . . . . . . . . . . . . .       31                                  Prospectus
Proposal V - Adjournment of Meeting . . . . . . .       31
Market and Dividend Information . . . . . . . . .       31                               ----------------
Other Matters . . . . . . . . . . . . . . . . . .       32
Miscellaneous . . . . . . . . . . . . . . . . . .       32
Stockholder Proposals . . . . . . . . . . . . . .       33
Annual Report on Form 10-K  . . . . . . . . . . .       33
Exhibit A - Agreement and Plan of Reorganization       A-1
Exhibit B - Certificate of Incorporation  . . . .      B-1                               ________ __, 1996
Exhibit C - Bylaws  . . . . . . . . . . . . . . .      C-1
Exhibit D - 1996 Stock Option and
  Incentive Plan  . . . . . . . . . . . . . . . .      D-1

============================================================        ===================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

         Section 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

                 The Company's Restated Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

                 TENTH:   A.      Each person who was or is made a party or is
         threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                          B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                          C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

                          D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

                          E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                          F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

                 ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorized corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

         Article XVI of the Registrant's Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

                                  ARTICLE XVI

                                Indemnification

         A. Persons. The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

                 (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

                 (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

         B. Extent -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

                 (1)      he is successful on the merits or otherwise; or

                 (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. Extent -- Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                 (1)      he is successful on the merits or otherwise; or

                 (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

         F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

                 (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

                 (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

                 (3)      the stockholders of the Corporation.

         G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

                 (1) the board of directors authorizes the specific payment; and

                 (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

         I. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         J. Continuation. The indemnification provided by this Article XVI shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

         K. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

         L.      Intention and Savings Clause. It is the intention of this
Article XVI to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in this Article XVI A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.

         The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of its Restated Certificate of Incorporation. The Registrant intends to purchase such insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

       (a) Exhibits

           The Index of Exhibits immediately precedes the accompanying exhibits.

       (b) Financial Statement Schedules

           Not applicable.

       (c) Report or Appraisal

           Not applicable.

ITEM 22.  UNDERTAKINGS

       (a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i)         to include any prospectus required by
       Section 10(a)(3) of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b)   Registration on Form S-4 of Securities Offered for Resale.

             (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Alabama as of September 3, 1996.

                                           PINNACLE BANCSHARES, INC.

Date:  September 3, 1996               By:  /s/ Robert B. Nolen, Jr.
                                            ----------------------------------
                                            Robert B. Nolen, Jr.
                                            President
                                            (Duly Authorized Representative)

                               POWER OF ATTORNEY

       We, the undersigned Directors of Pinnacle Bancshares, Inc., severally constitute and appoint Robert B. Nolen, Jr., with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Robert B. Nolen, Jr. may deem necessary or advisable to enable Pinnacle Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of common stock of Community Bancorp, Inc., including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert B. Nolen, Jr. shall do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                              TITLE                                   DATE
       ---------                              -----                                   ----
/s/ Al H. Simmons
- ---------------------------
Al H. Simmons                          Chairman of the Board                     September 3, 1996

/s/ Robert B. Nolen, Jr.
- ---------------------------
Robert B. Nolen, Jr.                   President, Treasurer and Director         September 3, 1996

/s/ James W. Cannon
- ---------------------------
James W. Cannon                        Director                                  September 3, 1996

/s/ Max W. Perdue
- ---------------------------
Max W. Perdue                          Director                                  September 3, 1996

/s/ Carlton Mayhall, Jr.
- ---------------------------
Carlton Mayhall, Jr.                   Director                                  September 3, 1996

/s/ Melvin R. Kacharos
- ---------------------------
Melvin R. Kacharos                     Director                                  September 3, 1996

/s/ John D. Baird
- ---------------------------
John D. Baird                          Director                                  September 3, 1996

/s/ Greg Batchelor
- ---------------------------
Greg Batchelor                         Director                                  September 3, 1996

/s/ O. H. Brown
- ---------------------------
O. H. Brown                            Director                                  September 3, 1996

/s/ Sam W. Murphy
- ---------------------------
Sam W. Murphy                          Director                                  September 3, 1996


- ---------------------------
J. T. Waggoner                         Director

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
- -------                          -----------------------
  2                Agreement and Plan of Reorganization (attached as Exhibit A to the
                   Proxy Statement/Prospectus filed as part of this registration statement)

  3.1              Certificate of Incorporation of Pinnacle Bancshares, Inc. (attached as Exhibit B to the Proxy Statement/Prospectus filed as part of this registration statement)

  3.2              Bylaws of Pinnacle Bancshares, Inc. (attached as Exhibit C to the
                   Proxy Statement/Prospectus filed as part of this registration statement)

  5                Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
                   regarding legality of securities.

  8                Form of tax opinion of Reinhart, Boerner, Van Deuren, Norris &
                   Rieselbach, P.C.

  10.1             Termination Agreement between Pinnacle Bank and Al H. Simmons

  10.2             Employment Agreement between Pinnacle Bank and Robert
                   B. Nolen, Jr.

  10.3             First Federal of Alabama, F.S.B. 1986 Stock Option and Incentive Plan

  10.4             Pinnacle Bank 1996 Stock Option and Incentive Plan (attached as
                   Exhibit D to the Proxy Statement/Prospectus filed as part of this registration statement)

  23.1             Consents of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
                   (contained in its opinions filed as Exhibits 5 and 8)

  25               Power of attorney (reference is made to the Signature Page of the Form S-4)

  99               Form of proxy to be mailed to stockholders of Pinnacle Bank